UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )
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Sterling Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

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To Our Shareholders:
You are cordially invited to attend the 2020 annual meeting of shareholders (the “Annual Meeting”) of Sterling Bancorp, Inc. (“Sterling”), which will be held virtually on Friday, December 4, 2020, at 1:00 p.m., Eastern Time (there is no physical location for the Annual Meeting).
The attached Notice of the Annual Meeting and the attached Proxy Statement describe the business to be transacted at the Annual Meeting. Directors and officers of Sterling, as well as a representative of Crowe LLP, the accounting firm appointed by the Audit Committee of the Board of Directors to be Sterling’s independent registered public accounting firm for the fiscal year ending December 31, 2020, will be present at the Annual Meeting to respond to appropriate questions.
Please complete, sign, date and return the accompanying proxy card promptly, or if you prefer, vote by using the telephone or Internet, whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you are unable to attend the meeting. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to attend and to vote personally at the Annual Meeting. Examples of appropriate documentation include a broker’s statement, letter or other document confirming your ownership of shares of Sterling common stock.
In the past, we have traditionally held our annual meetings during the month of May. However, we were unable to timely file our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Now that we have filed our 2019 Annual Report on Form 10-K with the U.S. Securities and Exchange Commission (the “SEC”), we have scheduled our Annual Meeting.
On behalf of the Board of Directors and the employees of Sterling, we thank you for your continued support and hope to see you at the Annual Meeting.
Sincerely,

Thomas M. O’Brien
Chairman, President and Chief Executive Officer

One Towne Square, Suite 1900
Southfield, Michigan 48076

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held December 4, 2020
NOTICE IS HEREBY GIVEN that the 2020 annual meeting of shareholders (the “Annual Meeting”) of Sterling Bancorp, Inc., a Michigan corporation (the “Company”), will be held virtually on Friday, December 4, 2020, at www.VirtualShareholderMeeting.com/SBT2020, at 1:00 p.m., Eastern Time (there is no physical location for the Annual Meeting). You will need to have your 16-digit control number that is included on your proxy card. You will not be able to physically attend the meeting in person. The agenda for the Annual Meeting is as follows:
1.
To elect four directors, one to serve for a two-year term expiring at the 2022 annual meeting of shareholders and three to serve for a three-year term expiring at the 2023 annual meeting of shareholders;

2.	To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020;
3.	To approve the Sterling Bancorp, Inc. 2020 Omnibus Equity Incentive Plan; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof, all in accordance with the accompanying proxy statement.
The Board of Directors of the Company (the “Board of Directors”) recommends a vote FOR each of the director nominees named in the accompanying proxy statement, FOR the ratification of the appointment of Crowe LLP and FOR the approval of the Sterling Bancorp, Inc. 2020 Omnibus Equity Incentive Plan.
The Board of Directors has fixed October 5, 2020, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. We are pleased to utilize the virtual shareholder meeting technology (i) to provide ready access and cost savings for our shareholders and the Company and (ii) to promote social distancing pursuant to guidance provided by the Center for Disease Control and the U.S. Securities and Exchange Commission due to the COVID-19 pandemic. The virtual meeting format allows attendance from any location in the world.
We call your attention to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the Annual Meeting. Please read it carefully.
If you have questions or comments, please direct them to Sterling Bancorp, Inc., One Towne Square, Suite 1900, Southfield, MI 48076, Attention: General Counsel and Assistant Secretary.
By order of the Board of Directors

Colleen Kimmel
General Counsel and Assistant Secretary
Your vote is important. You may vote your shares electronically via the Internet, by using the telephone or, if you prefer the paper copy, please date and sign the accompanying proxy card, indicate your choice with respect to the matters to be voted upon and return it promptly in the accompanying envelope. Note that if your stock is held in more than one name, all parties must sign the proxy card.
Dated:    November 9, 2020

One Towne Square, Suite 1900
Southfield, Michigan 48076
PROXY STATEMENT
This proxy statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors”) of Sterling Bancorp, Inc., a Michigan corporation (the “Company”), to be voted at the 2020 annual meeting of shareholders of the Company (the “Annual Meeting”) to be held virtually on Friday, December 4, 2020, at www.VirtualShareholderMeeting.com/SBT2020, at 1:00 p.m., Eastern Time, for the purposes set forth in this proxy statement.
This proxy statement is being mailed on or about November 9, 2020, to all holders of record of common stock of the Company as of the close of business on October 5, 2020 (the “Record Date”). This proxy statement and our 2019 annual report (the “2019 Annual Report”) are also available electronically at investors.sterlingbank.com. The Board of Directors has fixed the close of business on October 5, 2020, as the Record Date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. As of the Record Date, there were 49,977,209 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.
If the accompanying proxy card is properly executed and returned to the Company, the shares represented by the proxy card will be voted on each matter that properly arises at the Annual Meeting and any adjournment or postponement of the Annual Meeting. Every properly executed proxy card that is received by the Company prior to the closing of the polls at the Annual Meeting will be voted in accordance with the instructions contained therein unless otherwise revoked. Properly executed but unmarked proxy cards received by the Company prior to the closing of the polls at the Annual Meeting, unless otherwise revoked, will be voted FOR each of the director nominees named in this proxy statement, FOR the ratification of the appointment of Crowe LLP and FOR the approval of the Sterling Bancorp, Inc. 2020 Omnibus Equity Incentive Plan.
A proxy may be revoked before it is voted at the Annual Meeting by notifying the General Counsel and Assistant Secretary of the Company in writing or at the Annual Meeting prior to the closing of the polls, by submitting a duly executed proxy (including a proxy given over the Internet or by telephone) bearing a later date or by attending the Annual Meeting and voting electronically. All shareholders are encouraged to date and sign the accompanying proxy card, indicate a choice with respect to the matters to be voted upon and return it to the Company.
You will be able to attend the Annual Meeting, vote and submit your questions in advance of and in real-time during the meeting via a live audio webcast by visiting www.VirtualShareholderMeeting.com/SBT2020. To participate in the meeting, you must have your 16-digit control number that is shown on your proxy card. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate. You should log on to the meeting site at least fifteen minutes prior to the start of the Annual Meeting to provide time to register and download the required software, if needed. We anticipate holding a question-and-answer session following the formal business portion of the meeting, during which shareholders may submit questions to us through the voting site. You will not be able to physically attend the Annual Meeting in person.
Voting via the Internet, Telephone or by Mail
Registered Holders
If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, Computershare), then you may vote either electronically at the virtual Annual Meeting using your 16-digit control number or by proxy. If you decide to vote by proxy, you may vote via the Internet, by using the telephone or by mail and your shares will be voted at the Annual Meeting in the manner you direct. For those shareholders who wish to vote by mail, such shareholders can complete, sign and return the accompanying proxy card in the prepaid and addressed envelope that accompanied the proxy materials. Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern Time, on December 3, 2020. Further instructions for voting via the Internet and telephone are set forth on the accompanying proxy card.
Beneficial Holders
If you are a beneficial owner of shares held in “street name,” you may vote electronically at the Annual Meeting using the provided 16-digit control number. Alternatively, you may provide instructions to the nominee that holds your shares to vote by completing, signing and returning the voting instruction form that the nominee provides to you, by using telephone or Internet voting arrangements described on the voting instruction form or other materials that the nominee provides to you or by following any other procedures that the nominee communicates to you.
Quorum, Required Vote, and Related Matters
Quorum. A quorum is present if a majority of the votes entitled to be cast on a proposal are represented at the Annual Meeting by proxy or by electronic participation. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present.
“Street Name” Accounts. If you hold shares in “street name” with a broker, bank, or other custodian, you will receive voting instructions from the holder of record of your shares. In some cases, a broker may be able to vote your shares even if you provide no instructions. However, certain regulations prohibit your broker, bank or other nominee from voting uninstructed shares on a discretionary basis for Proposal No. 3 at the Annual Meeting. Shares for which a broker does not have the authority to vote are recorded as “broker non-votes” and are not counted in the vote by shareholders. Thus, if you hold your shares in street name and you do not instruct your broker on how to vote at the Annual Meeting, no votes will be cast on your behalf for Proposal No. 3. Further, if you abstain from voting on a particular proposal, the abstention does not count as a vote in favor of or against a particular proposal.
Proposal No. 1 – Election of Directors. Directors are elected by a plurality of the votes cast by the shares entitled to vote. For this purpose, a “plurality” means that the individuals receiving the largest number of votes are elected as directors. You may vote in favor of the nominees specified on the accompanying proxy card or may withhold your vote as to one or more of such nominees. Shares withheld or not otherwise voted in the election of directors (because of abstention, broker non-vote, or otherwise) will have no effect on the election of directors.
Proposal No. 2 – Ratification of the Appointment of the Independent Registered Public Accounting Firm. The affirmative vote of holders of a majority of shares entitled to vote and present at the Annual Meeting, in person or by proxy, is required for ratification of the appointment of Crowe LLP as our independent registered public accounting firm for 2020. Shares as to which the “ABSTAIN” box has been selected on the proxy card with respect to the ratification of the appointment of Crowe LLP will be counted as present, entitled to vote and cast and will have the effect of a vote against such ratification. In contrast, shares underlying broker non-votes and shares for which a proxy card is not returned will not be counted as present and entitled to vote and will have no effect on the vote on such proposal.
Proposal No. 3 – Approval of the Sterling Bancorp, Inc. 2020 Omnibus Equity Incentive Plan. The affirmative vote of holders of a majority of shares entitled to vote and present at the Annual Meeting, in person or by proxy, is required for the approval of the Sterling Bancorp, Inc. 2020 Omnibus Equity Incentive Plan. Abstentions and broker non-votes will have no effect on the outcome of this proposal unless you return your proxy card and select “Abstain,” which will have the same effect as a vote against the matter. Shares as to which the “ABSTAIN” box has been selected on the proxy card with respect to the approval of the Sterling Bancorp, Inc. 2020 Omnibus Equity Incentive Plan will be counted as present, entitled to vote and cast and will have the effect of a vote against such approval. In contrast, shares underlying broker non-votes and shares for which a proxy card is not returned will not be counted as present and entitled to vote and will have no effect on the vote on such proposal.
Although the vote on Proposal No. 2 is not binding on the Company, Audit and Risk Management Committee of the Board of Directors of the Company (the “Audit Committee”) will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
The Second Amended and Restated Articles of Incorporation (“Articles of Incorporation”) and Amended and Restated Bylaws (“Bylaws”) of the Company provide for a Board of Directors consisting of a number of members to be determined by a resolution adopted by the affirmative vote of at least 80% of the Board of Directors and a majority of the “Continuing Directors” (as defined in the Articles of Incorporation) divided into three classes of nearly equal size with staggered three year terms of office. The Board of Directors is currently comprised of ten members, one of whom has decided not to stand for re-election. See “Director Information” below. Four persons have been nominated for election to the Board of Directors at the Annual Meeting, one to serve a term expiring at the 2022 annual meeting of shareholders and three to serve a three-year term expiring at the 2023 annual meeting of shareholders. Although Mr. O’Brien’s term as a director expires at the 2022 annual meeting, as good corporate practice the Company is nominating Mr. O’Brien for election at the Annual Meeting by the shareholders to the class of directors whose terms expire in 2022.
Term Expiring in 2020	Term Expiring in 2021	Term Expiring in 2022
Steven Gallotta	Barry Allen	Seth Meltzer

Denny Kim	Peggy Daitch	Thomas M. O’Brien

Sandra Seligman	Lyle Wolberg	Benjamin Wineman
Unless otherwise directed, the persons named as proxy holders in the accompanying proxy card will vote for Ms. Seligman and Messrs. Gallotta, Kim, and O’Brien, the nominees named below. Ms. Seligman and Mr. O’Brien are currently directors of the Company, while Messrs. Gallotta and Kim’s appointments to the Board of Directors were effective upon receipt of regulatory non-objection from the Office of the Comptroller of the Currency (“OCC”), which was recently received. In the event that any of the nominees become unavailable, which is not anticipated, the Board of Directors, in its discretion, may reduce the number of directors or designate substitute nominees, in which event the accompanying proxy card will be voted for such substitute nominees. Proxies cannot be voted for a greater number of directors than the number of nominees named.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOUR DIRECTOR NOMINEES
Information about Directors and Nominees
Director Information
The Company believes that the Board of Directors as a whole should encompass a range of talent, skill, diversity and expertise that enables the Board of Directors to provide sound guidance with respect to the Company’s operations and interests. The following information has been furnished to the Company by the respective directors. Each of them has been engaged in the occupations stated below during the periods indicated, or if no period is indicated, for more than five years.
Nominees Standing for Election
Thomas M. O’Brien, Chairman, President and Chief Executive Officer. Mr. O’Brien has served as our Chairman, President and Chief Executive Officer since June 2020. In connection with hiring Mr. O’Brien, the Board of Directors of the Company appointed Mr. O’Brien to fill the Board of Directors vacancy created by the resignation of Thomas Lopp. Mr. O’Brien was similarly appointed to the board of directors of Sterling Bank. These appointments were effective June 3, 2020 pursuant to the interim non-objection of the OCC, and confirmed pursuant to the final non-objection of the OCC on September 21, 2020. Prior to his appointment, Mr. O’Brien provided consulting services to the Bank beginning in March 2020. Mr. O’Brien is an accomplished leader in the financial services industry with over 44 years of industry experience. Most recently he served as Vice Chairman of New York City-based Emigrant Bancorp, Inc. and Emigrant Bank from October 2018 to March 2020. Mr. O’Brien served as president, chief executive officer and on the boards of Sun Bancorp, Inc. and Sun National Bank from April 2014 to February 2018. Mr. O’Brien previously served on the boards of BankUnited, Inc. and BankUnited, NA from May 2012 to April 2014. Prior to that, Mr. O’Brien served as president, chief executive officer and a director of

State Bank of Long Island and State Bancorp, Inc. from November 2006 to January 2012. From 2000 to 2006, Mr. O’Brien was president and chief executive officer of Atlantic Bank of New York and, following the acquisition of Atlantic Bank of New York by New York Commercial Bank, continued to serve as president and chief executive officer during the post-closing transition. From 1996 to 2000, Mr. O’Brien was vice chairman and a board member of North Fork Bank and North Fork Bancorporation, Inc. From 1977 to 1996, Mr. O’Brien was chairman, president and chief executive officer of North Side Savings Bank. Mr. O’Brien served as a director of the Federal Home Loan Bank of New York from 2008 to 2012 and served as chairman of the New York Bankers Association in 2007. Mr. O’Brien is currently trustee and chairman of the audit committee of Prudential Insurance Company of America $175 Billion Annuity Fund Complex, and vice-chairman of the board and chairman of the finance committee of Archcare and Catholic Healthcare Foundation for the Archdiocese of New York. Mr. O’Brien received a B.A. in Political Science from Niagara University in 1972 and an M.B.A. from Iona College in 1982.
Our Board of Directors believes that Mr. O’Brien should serve as a director because of his extensive management experience in the banking industry.
Steven Gallotta, Director. Mr. Gallotta was appointed to our Board of Directors on September 22, 2020, effective upon receipt of regulatory non-objection from the OCC, which was recently received. Mr. Gallotta brings over 35 years of financial reporting and assurance experience in the financial services industry to the Board of Directors. Mr. Gallotta spent the majority of his career at KPMG, from 1975 until his mandatory retirement from the firm in 2013. He became an audit partner in the New York Financial Services Practice of KPMG in 1986, serving all types of financial institutions, including depository institutions. During this time, Mr. Gallotta also served as an Advisory partner in KPMG’s Office of General Counsel. Since 2016, Mr. Gallotta has served on the board of directors of St. Patrick’s Home for the Aged and Infirm, a non-compensated role, in the Bronx, New York. Mr. Gallotta has been a certified public accountant licensed in New York since 1979. He obtained his Bachelor of Business Administration from Iona College.
Our Board of Directors believes that Mr. Gallotta should serve as a director because of his extensive experience in the business and financial world, as well as his particular expertise in U.S. Securities and Exchange Commission (“SEC”) matters, accounting and management issues.
Denny Kim, Director. Mr. Kim was appointed to our Board of Directors on September 22, 2020, effective upon receipt of regulatory non-objection from the OCC, which was recently received. Mr. Kim brings over fifteen years of financial experience to the Board of Directors. Mr. Kim is an Advisor at Gemspring Capital, a lower middle market private equity fund with $1.1 billion in assets under management, where he has worked since July 2020. He is also the Principal and Founder of 7911 Partners, a private investment and advisory firm focused on early-stage startups. Mr. Kim spent more than eleven years as a private equity investor dedicated to investing in financial services companies, having worked at WL Ross & Co. from 2010 to 2018 and J.C. Flowers & Co. from 2004 to 2007. Mr. Kim began his career at Credit Suisse First Boston’s Investment Banking Division, where he advised on mergers, acquisitions and capital raising initiatives for financial institutions. Mr. Kim previously served as a member of the board of directors of Talmer Bancorp, Inc. and as a board observer at Sun Bancorp, Inc. Mr. Kim earned a Bachelor of Arts degree from Northwestern University and an MBA from Tuck School of Business at Dartmouth.
Our Board of Directors believes that Mr. Kim should serve as a director because of his extensive experience in the business world, as well as his particular expertise in advisory and investment services.
Sandra Seligman, Director. Ms. Seligman has served as a member of our Board of Directors since its inception in 1984. Ms. Seligman is a philanthropist, actively dedicating her professional time and expertise to the charitable communities of Greater Detroit, Miami, and New York City. Through the Seligman Family Foundation, Ms. Seligman contributes to the Mount Sinai Medical Center in Florida, the University of San Francisco Medical Center in California, the Beaumont Health System, and Wayne State University Medical School in Michigan. Ms. Seligman is also a director of the Wolfsonian-Florida International University, the Museum of Contemporary Art of Detroit, the Detroit Institute of Arts, and the Jewish Women’s Foundation of the Jewish Federation of Detroit. She has a BS from Michigan State University. Ms. Seligman’s brother, Scott J. Seligman, is the Company’s founder and the primary family representative of the various family trusts that together constitute our controlling shareholders, and her son, Seth Meltzer, is also a director.
Our Board of Directors believes that Ms. Seligman should serve as a director because of her long term commitment to and experience with the Company. Additionally, Ms. Seligman’s significant involvement with community and charitable groups brings unique insights to the Board of Directors.

Continuing Directors
Whose Terms Expire in 2021
Barry Allen, Director. Mr. Allen, CPA, has served as a member of our Board of Directors since 1998. He has been a member of the Board of Directors, and chairman of the Audit Committee since 1998. Mr. Allen was the Regional Managing Partner, Owner, Member of the Management Committee, and Director of Baker Tilly Virchow Krause, LLP from 2004 to 2016. Mr. Allen began his career at PriceWaterhouseCoopers, LLP as a junior accountant. In 1972 he founded Barry Allen & Associates, P.C. and developed it into a prestigious boutique CPA and Tax Firm, providing services to small and medium sized companies. In 1982, he partnered with another firm and formed Nemes Allen & Company, PLLC, where he was Managing Partner until 2003. Mr. Allen served middle market companies and high net worth individuals. Mr. Allen has previously served on the board of directors and acted as Treasurer of Forgotten Harvest, a food rescue organization. Additionally, he served on the board of directors of Pathway Family Centers, an adolescent addiction and recovery center. He has a BBA from the University of Detroit, and is a certified public accountant. He also was a Certified Insolvency and Reorganization Accountant, and had a State of Michigan Insurance License in the past. He currently serves on the board of the Riviera Dunes Marina Condominium Association as Treasurer, and on the board of Legend Valve, Inc., a non-publicly traded company.
Our Board of Directors believes that Mr. Allen should serve as a director because of his extensive experience in the business and financial world, as well as his particular expertise in accounting and management issues.
Peggy Daitch, Director. Ms. Daitch has served as a member of our Board of Directors since December 2019. Ms. Daitch brings over 40 years of experience as a highly respected and recognized advertising and marketing executive, innovative thinker and community leader. After leaving General Motors’ largest advertising agency (DMB&B) as a Vice President, she spent the majority of her career with Condé Nast (1987-2008) where she was a Vice President and the leader of Detroit’s Condé Nast office representing, at its peak, 29 of America’s most celebrated magazine titles and websites including Vogue, Vanity Fair, The New Yorker, Golf Digest, Architectural Digest, Wired, Bon Appetit, epicurious.com and wired.com. She has also represented titles from Hearst Corporation, National Geographic and other leading media companies. After retiring from advertising in 2016, Ms. Daitch pivoted to a new role at Strategic Philanthropy, Ltd. stewarding the 20-year philanthropic advisory firm’s growth in Michigan where she is an ongoing consultant. Immediately prior to this position, Ms. Daitch served as a Partner of Aperture Media Group from 2010 to 2016. Ms. Daitch was the first woman to be president of the Adcraft Club of Detroit, the world’s largest advertising club. She has been honored with The Advertising Woman of the Year Award and has been inducted into The Adcraft Hall of Fame. She serves on the Board of Governors of Cranbrook Academy of Art and Museum where she is a member of the Executive Committee. She is a past president of Hebrew Free Loan of Metropolitan Detroit and has held board positions with the Jewish Federation of Metropolitan Detroit, Franklin Hills Country Club, the Detroit Institute of Arts Founders Junior Council, the Michigan Arts Foundation, CATCH, Jewish Ensemble Theater and others. Ms. Daitch is a graduate of the University of Michigan.
Our Board of Directors believes that Ms. Daitch should serve as a director because of her experience as an executive and her highly respected reputation as an innovative thinker and leader.
Lyle Wolberg, Director. Mr. Wolberg joined our Board of Directors in August 2017. He is one of the founding partners of Telemus Capital Partners, a financial advisory firm he co-founded in 2005. Mr. Wolberg was a former Financial Advisor at Merrill Lynch from 1994 to 1997 and Senior Vice President-Investments at UBS Financial Services from 1999 to 2005. Mr. Wolberg has more than 20 years of industry experience across all facets of financial wealth planning and investment management. He is a certified financial planner. He serves on the Executive Board of Temple Shir Shalom, is a trustee for the Children’s Hospital of Michigan Foundation, and is Past President and Co-Founder of the Berkley Educational Foundation. Mr. Wolberg has a B.B.A. in finance from the University of Michigan.
Our Board of Directors believes that Mr. Wolberg should serve as a director because of his extensive experience in the financial and wealth management industries.
Whose Terms Expire in 2022
Seth Meltzer, Director. Mr. Meltzer has served as a member of our Board of Directors since 2000. Mr. Meltzer is President, CEO and a director of the Seligman Group, a family owned real estate and investment company. Mr. Meltzer has also worked for various subsidiaries of the Seligman Group. Prior to joining the Seligman Group, Mr. Meltzer interned at Sterling Bank and Trust, F.S.B. In 1998, Mr. Meltzer began work for Seligman & Associates,

Inc. as its Vice President until his promotion to President. Mr. Meltzer led the Bank’s initial development of online banking from 1998-2001. He has since ran the Seligman Group’s management affiliate (Seligman Western Enterprises, Ltd.) from 2005 to date. He has a BS in Finance from the University of Arizona. Mr. Meltzer’s mother, Sandra Seligman, is also a director, and his uncle, Scott J. Seligman, is the Company’s founder and the primary family representative of the various family trusts that together constitute our controlling shareholders.
Our Board of Directors believes that Mr. Meltzer should serve as a director because of his investment expertise and deep historical knowledge of the Company. He helped guide the Bank through the 2008 financial crisis and was instrumental in curing Sterling’s troubled asset and OREO portfolio. He currently chairs the Bank’s ALCO Committee.
Benjamin J. Wineman, Director. Mr. Wineman has served as a director of our Board of Directors since 2013. Mr. Wineman has 20 years of extensive commercial real estate and financial experience. Currently, Mr. Wineman is a Principal at Mid-America Real Estate Corporation, where he has worked since July 2001. Mid-America is based in Chicago, Illinois, and is one of the companies within Mid-America Real Estate Group, a midwestern full-service retail real estate organization with offices in Chicago, Detroit, Milwaukee, and Minneapolis. Mr. Wineman co-leads Mid-America’s Retail Investment Sales Group, focusing specifically on the disposition of shopping centers and retail properties throughout the greater Midwest region for institutional, REIT, and private owners. Prior to employment with Mid-America, Mr. Wineman worked at LaSalle Investment Management (JLL) as a Financial Analyst in the Private Equity Acquisitions Group, where he was responsible for the valuation, due diligence, and closing of commercial real estate transactions on behalf of its institutional pension fund clients from 1998 to 2001. Within the International Council of Shopping Centers (ICSC), he is a member of the Illinois State Committee and the Government Relations National Economic Policy Sub-Committee. Within the community, Mr. Wineman is a member of the Executive Committees of the Harold E. Eisenberg Foundation, and the board President of the Ravinia Festival Associates Board, and a member of the executive committee of the Ravinia Festival Board of Trustees. Mr. Wineman graduated from DePauw University in 1998 with a Bachelor of Arts Degree.
Our Board of Directors believes that Mr. Wineman should serve as a director because of his extensive commercial real estate and financial experience.

BOARD OF DIRECTORS AND COMMITTEES
Board of Directors Meetings
All directors are expected to attend all meetings of the Board of Directors and of the Board of Directors committees on which they serve. The Board of Directors met twelve (12) times during 2019. In 2019, all directors attended more than 75% of the aggregate number of all meetings of the Board of Directors and the committees on which he or she served. The Company’s independent directors routinely meet in executive session without management present.
Board of Directors and Committee Membership
Current Board of Directors and committee memberships are shown in the table below.
Name	Age	Position(s) With the Company	Nominating	Compensation	Audit and Risk Management
Mr. O’Brien(1)	69	Chairman, President and Chief Executive Officer
Mr. Allen	74	Director		Member	Chairperson
Ms. Daitch	73	Director
Mr. Gallotta(2)	67	Director			Member
Mr. Kim(3)	41	Director		Member
Mr. Meltzer	44	Director	Member
Ms. Seligman	73	Director	Member
Ms. Tronstein Stewart(4)	39	Director	Chairperson	Member	Member
Mr. Wineman	44	Director		Member	Member
Mr. Wolberg	50	Director	Member	Chairperson	Member
(1)	Mr. O’Brien was appointed as Chairman, President and Chief Executive Officer of the Company effective June 3, 2020.
(2)
Mr. Gallotta was appointed to the Board of Directors on September 22, 2020, effective upon receipt of regulatory non-objection from the OCC, which was recently received, and was appointed to the Audit Committee on October 27, 2020.

(3)
Mr. Kim was appointed to the Board of Directors on September 22, 2020, effective upon receipt of regulatory non-objection from the OCC, which was recently received, and was appointed to the Compensation Committee on October 27, 2020.

(4)	Ms. Tronstein Stewart’s term will expire as of December 4, 2020, the date of the Annual Meeting. Ms. Tronstein Stewart has determined not to stand for re-election.
On September 22, 2020, the Board of Directors increased the size of the Board of Directors from 9 to 11 members and appointed Messrs. Denny Kim and Steven Gallotta as directors to fill the newly-created vacancies, effective upon receipt of regulatory non-objection from the OCC, which was recently received. Messrs. Kim and Gallotta have also been nominated for re-election at the Annual Meeting to serve as directors of the Company until the 2023 annual meeting of shareholders or until their earlier resignation, retirement or other termination of service. The election by shareholders of Messrs. Kim and Gallotta to serve as directors until the 2023 annual meeting of shareholders remains subject to receipt of regulatory non-objection from the OCC. The Board of Directors has determined that Messrs. Kim and Gallotta are independent directors under applicable Company and Nasdaq standards.
On September 18, 2020, Ms. Rachel Tronstein Stewart notified the Company that, due to personal reasons, she has decided not to stand for re-election as a director of the Company when her term expires. Accordingly, Ms. Tronstein Stewart’s term as a director of the Company will expire at the Annual Meeting. Ms. Tronstein Stewart’s decision to not stand for re-election as a director of the Company was not due to any disagreement on any matter relating to our operations, policies or practices.
On October 14, 2020, Mr. Peter Sinatra resigned from the Board of Directors and from the board of directors of the Bank in connection with the execution of an Asset Purchase Agreement by QCM, LLC, doing business as Quantum Capital Management and a wholly-owned indirect subsidiary of the Company (“Quantum Capital Management”), to sell substantially all of its assets. Mr. Sinatra has served as Chief Executive Officer of Quantum Capital Management since 2010.

Audit and Risk Management Committee
The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of our internal audit and risk management function and independent auditors. Among other things, the Audit Committee:
•	appoints, evaluates and determines the compensation of our independent auditors;
•	reviews and approves the scope of the annual audit, audit fees and financial statements;
•	reviews disclosure controls and procedures, internal controls, internal audit function and corporate policies with respect to financial information;
•	oversees investigations into complaints concerning financial matters, if any;
•	reviews related party transactions as required; and
•	annually review the Audit Committee charter and periodically review the committee’s performance.
The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from and receive appropriate funding to engage outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.
The Audit Committee is composed solely of members who satisfy the applicable independence and other requirements of the SEC and the Nasdaq Capital Market for Audit Committees. Mr. Allen serves as the Company’s “audit committee financial expert” as such term is defined in applicable SEC regulations. The Audit Committee has adopted a written charter that among other things, specifies the scope of its rights and responsibilities.
The Board of Directors has adopted a charter for the Audit Committee, a copy of which is available on the Company’s website at investors.sterlingbank.com. The Audit Committee held nine (9) meetings in 2019.
Nominating Committee
The Nominating Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the Nominating Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board of Directors concerning governance matters. Among other things, the Nominating Committee:
•
identifies qualified individuals to be directors consistent with the criteria approved by the Board of Directors and recommending director nominees to the full Board of Directors and considers candidate recommendations of shareholders;

•	develops and oversees policies and procedures and review shareholder communications to the Board of Directors;
•	reviews and makes recommendations to the Board of Directors on its policies and practices related to corporate governance; and
•	annually reviews the Nominating Committee’s charter.
When evaluating nominees for director, the Nominating Committee considers the skills a nominee could offer the Company, as well as business experience, how the nominee fits into the Company’s core values, professional and personal integrity, policy-making experience and strategic planning skills, amongst other traits.
The Board of Directors has adopted a charter for the Nominating Committee, a copy of which is available on the Company’s website at investors.sterlingbank.com. The Nominating Committee held two (2) meetings in 2019. Since our initial public offering, we have qualified as a “controlled company” under the corporate governance rules for Nasdaq-listed companies. Effective as of August 19, 2020, we are no longer a controlled company under such rules, but we are still eligible to take full advantage of the controlled company exceptions under such rules for one year following the loss of controlled company status. Currently, Sandra Seligman and Seth Meltzer, who are not independent directors, serve on our Nominating Committee. Although we do not intend to rely upon the “controlled company” exception to the board of directors and committee independence requirements under the rules of Nasdaq for the balance of the transition period except for our Nominating Committee, we could elect to do so in the future.

Compensation Committee
Compensation Committee. The Compensation Committee is responsible for discharging the Board of Directors’ responsibilities relating to compensation of the executives and directors. Among other things, the Compensation Committee:
•	evaluates compensation strategies and policies;
•	reviews and approves objectives relevant to executive officer compensation;
•	evaluates performance and determines the compensation of the Chief Executive Officer and other executive officers in accordance with those objectives;
•	oversees the incentive compensation and equity-based plans and policies;
•	oversees management succession planning;
•	recommends to the Board of Directors compensation for directors;
•	prepares the Compensation Committee report required by SEC rules to be included in our annual report and proxy statement; and
•	annually reviews the Compensation Committee charter.
The Compensation Committee has adopted a written charter that, among other things, specifies the scope of its rights and responsibilities. The charter is available on the Company’s website at investors.sterlingbank.com. The Compensation Committee held two (2) meetings in 2019. We have determined that all members of our Compensation Committee are considered “independent” under applicable SEC and Nasdaq listing rules.
Communication with Directors; Attendance at Annual Meetings; Code of Ethics
The Board of Directors invites shareholders to send written communications to the Board of Directors or any director by mail, c/o General Counsel and Assistant Secretary, Sterling Bancorp, Inc., One Towne Square, Suite 1900, Southfield, Michigan 48076. All communications will be compiled by the Company’s General Counsel and Assistant Secretary and submitted to the Board of Directors or the individual director(s) on a regular basis unless such communications are considered, in the reasonable judgment of the General Counsel and Assistant Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company’s business, or communications that relate to improper or irrelevant topics.
All directors are expected to attend annual meetings of shareholders in person or via teleconference, except in cases of extraordinary circumstances. The Company anticipates that all directors will attend the Annual Meeting.
Our Board of Directors adopted a code of business conduct and ethics (our “Code of Conduct”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Conduct is available on the Company’s website at investors.sterlingbank.com.
Board of Directors Leadership Structure
The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors as the Board of Directors believes it is in the best interests of the Company to make that determination based on the then-current position and direction of the Company and membership of the Board of Directors. The Board of Directors believes having the Chief Executive Officer also fill the role of Chairman is more efficient and effective at this time than alternate structures.
Director Independence
Since our initial public offering, we have qualified as a “controlled company” under the corporate governance rules for Nasdaq-listed companies because more than 50% of our outstanding voting power was held by the Seligman family trustee; however, effective as of August 19, 2020, we are no longer a controlled company under such rules, but we are still eligible to take full advantage of the controlled company exceptions under such rules for one year following the loss of controlled company status. See “Beneficial Ownership of Common Stock.” We are not required to have a majority of our Board of Directors be independent, nor are we required to have a compensation committee or an independent nominating function. Currently, Sandra Seligman and Seth Meltzer, who are not independent directors, serve on our Nominating Committee. Although we do not intend to rely upon the “controlled company” exception to the board of directors and committee independence requirements under the rules of Nasdaq for the balance of the transition period except for our Nominating Committee, we could elect to rely upon some or all such exceptions in the future. In this regard, in light of our status as a controlled company, our Board of Directors could elect not to have a majority of our Board of Directors be independent or not to have a compensation committee. The “controlled company” exception does not modify the independence requirements for the Audit Committee, and we comply with the audit committee requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules of Nasdaq. The rules of the Nasdaq Capital Market, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors. Our Board of Directors has evaluated the independence of its members based upon the rules of the Nasdaq Capital Market and the SEC. Applying these standards, our Board of Directors has affirmatively determined that, with the exception of Mr. O’Brien, Mr. Meltzer and Ms. Seligman, each of our current directors is an independent director, as defined under the applicable rules.
Family Relationships
Sandra Seligman is a Director of the Company and the Bank and is the sister of Scott J. Seligman, the Company’s founder and the primary family representative of the various family trusts that together constitute our controlling shareholders. Her son, Seth Meltzer, is also a Director. In 2018 and 2019, Sandra Seligman did not receive compensation for her service to the Board of Directors or any other compensation from the Company.
Seth Meltzer is a Director of the Company and the Bank and is the son of Sandra Seligman. Mr. Meltzer’s uncle, Scott J. Seligman, is the Company’s founder and the primary family representative of the various family trusts that together constitute our controlling shareholders. In 2018 and 2019, Mr. Meltzer did not receive compensation for his service to the Board of Directors or any other compensation from the Company.
Board of Directors’ Role in Risk Oversight
Our Board of Directors adopts and oversees the implementation of our company-wide risk management framework, which establishes our overall risk appetite and risk management strategy. Risk management refers generally to the activities by which we identify, measure, monitor, evaluate and manage the risks we face in the course of our banking activities. These include compliance, regulatory, liquidity, interest rate, credit, operational, cyber/technological, legal, strategic, financial and reputational risk exposures. Our Board of Directors and management team are striving to create a risk-conscious culture that is focused on improving compliance issues.
In response to a publicly available formal agreement with the OCC, dated June 18, 2019 (the “OCC Agreement”), relating primarily to certain aspects of its Bank Secrecy Act/Anti-Money Laundering (“BSA/AML”) compliance program as well as the Bank’s credit administration, our Board of Directors established a Compliance Committee, consisting of four independent members of our Board of Directors, which, among other responsibilities, oversees our policies, procedures, programs and training; reviews and evaluates reports of examination and other findings and communication from our regulators; reviews and evaluates the adequacy of our internal and external compliance audits and the responses to those audits. In addition, on December 9, 2019, the Company announced it had voluntarily suspended its Advantage Loan Program in connection with an internal review of the program (the “Internal Review”). The Board of Directors formed a special committee of independent directors to direct the conduct of the Internal Review. We also hired a Chief Risk Officer in February 2020 to create, implement, improve, and administer the risk management programs for the Bank. The Chief Risk Officer is responsible for the Company’s risk governance, further developing and maintaining a risk aware culture and implementing risk decision-making into day-to-day operations. The Chief Risk Officer reports directly to the Board of Directors.
Legal Proceedings
The Bank is currently under formal investigation by the OCC, is responding to grand jury subpoenas from the Department of Justice (“DOJ”) and continues to be subject to the OCC Agreement, relating primarily to certain aspects of its BSA/AML compliance program as well as the Bank’s credit administration. The OCC Agreement generally requires that the Bank enhance its policies and procedures to ensure compliance with BSA/AML laws and regulations and ensure effective controls over residential loan underwriting. The OCC Agreement was entered into in June of 2019, and the following individuals, acting as directors at that time, signed the OCC Agreement in such capacity: Mr. Allen, Mr. Meltzer, Ms. Seligman, Mr. Sinatra, Ms. Tronstein Stewart, Mr. Wineman, Mr. Wolberg and Mr. Judd.

EXECUTIVE OFFICERS
The executive officers of the Company serve at the pleasure of the Board of Directors. In addition to Mr. O’Brien, set forth below are the current executive officers of the Company and a brief explanation of their principal employment during at least the last five years.
Stephen Huber, Chief Financial Officer, age 54. Mr. Huber has served as our Chief Financial Officer and Treasurer since November 2019. Prior to this role, Mr. Huber served as Chief Financial Officer of the Bank since 2017 and has been with the Company since 1995. He has also served as the Company’s Vice President since 2015 and Administrative Officer of Accounting and Servicing from 2015 to 2017. Prior to such time he served as the Company’s corporate controller from 2006 to 2015 and its mortgage divisional controller from 1995 to 2006. Before joining the Company, Mr. Huber served in special loan analyst and mortgage accounting positions at Source One Mortgage Services Corporation and Independence One Mortgage/Michigan National Bank (later acquired by Norwest Mortgage), respectively.
Christine Meredith, Senior Vice President and Chief Risk Officer, age 46. Ms. Meredith has served as the Bank’s Senior Vice President and Chief Risk Officer since February 3, 2020. Prior to joining the Bank, Ms. Meredith served in various risk management and regulatory compliance roles, including SVP & Director, Enterprise Risk Management with Columbia Bank from December 2010 to January 2020. Before joining Columbia Bank, Ms. Meredith held various roles working with the Federal Deposit Insurance Corporation from 2009 to 2010, Washington Mutual from 2003 to 2009, and Union Bank of California in 2003. Ms. Meredith received her bachelor’s degree from Georgetown University.
Colleen Kimmel, Vice President and General Counsel, age 40. Ms. Kimmel has served as the Company’s Vice President and General Counsel since 2016 and joined the Bank as corporate counsel in 2012. On September 22, 2020, the Board of Directors determined that Ms. Kimmel is an executive officer of the Company within the meaning of applicable SEC regulations. Prior to joining the Bank, Ms. Kimmel worked as corporate counsel at First Place Bank from May 2011 to December 2012 and as in-house counsel in the real estate division at Sprint Nextel from August 2010 to 2011. Ms. Kimmel received her bachelors’ degree from Michigan State University and juris doctorate from Michigan State University College of Law.
Executive Officer Transitions
The Company experienced significant executive officer transitions in 2019 and the early part of 2020. On October 17, 2019, the Company announced the retirement of its then-Chairman and Chief Executive Officer, Gary Judd, with such retirement to be effective November 30, 2019. On October 15, 2019, the Board of Directors appointed Thomas Lopp, the Company’s then-President, Chief Financial Officer and Chief Operating Officer, to assume the role of Chief Executive Officer and Chairman effective upon Mr. Judd’s retirement. The Board of Directors also appointed Stephen Huber as Chief Financial Officer, also effective November 30, 2019. On May 7, 2020, Mr. Lopp resigned from each of his positions with the Company, and the Board of Directors appointed Mr. Huber as interim Chief Executive Officer. On May 29, 2020, Michael Montemayor was terminated from his positions as President of Commercial and Retail Banking and Chief Lending Officer. Effective June 3, 2020, the Company and the Bank appointed Thomas M. O’Brien as Chairman, President and Chief Executive Officer of the Company and the Bank, respectively. Mr. Huber continued in his role as Chief Financial Officer following the appointment of Mr. O’Brien. Christine Meredith was hired by the Bank in the role of Senior Vice President and Chief Risk Officer with a starting date of February 3, 2020.
On October 14, 2020, Mr. Sinatra resigned from the Board of Directors and from the board of directors of the Bank in connection with the execution of an Asset Purchase Agreement by Quantum Capital Management to sell substantially all of its assets. Mr. Sinatra has served as Chief Executive Officer of Quantum Capital Management since 2010, and he will resign from that and all other positions with Quantum Capital Management, the Company, the Bank, and each of their subsidiaries and affiliates, effective upon the closing of the transaction.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in the Company’s equity securities and any changes thereto, and to furnish copies of these reports to the Company. Based solely on our review of the insiders’ forms filed with the SEC and representations made by the directors and executive officers, no insider failed to file on a timely basis a Section 16(a) report during 2019, except each of Mr. Judd, the Company’s former chief executive officer, Mr. Lopp, the Company’s former president, Chief Financial Officer and former Chief Executive Officer, and Mr. Montemayor, the Company’s former Chief Lending Officer, filed late Form 4s on March 25, 2019 to report the grant of common shares of beneficial ownership on March 1, 2019 and the grant of option to purchase shares of stock on March 1, 2019.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis
This Compensation Discussion & Analysis (“CD&A”) sets forth the Company’s executive compensation philosophy, practices and decisions for the fiscal year 2019 for its named executive officers (“NEOs”) listed below and included in the Summary Compensation Table.
Name	Title Held with the Company During 2019
Gary Judd(1)	Chief Executive Officer (“CEO”)
Thomas Lopp(2)	President, Chief Operating Officer, Chief Financial Officer (“CFO”), and Chief Executive Officer
Michael Montemayor(3)	President of Retail and Commercial Banking, Chief Lending Officer

Stephen Huber(4)	Chief Financial Officer
Peter Sinatra(5)	President and Chief Executive Officer of Quantum Capital Management, an indirect wholly-owned subsidiary of the Bank
(1)	Mr. Judd retired as CEO effective November 30, 2019.
(2)	Mr. Lopp was appointed CEO effective November 30, 2019 and ceased to be Chief Operating Officer and CFO upon becoming CEO. He resigned from each of his positions at the Company effective May 7, 2020.
(3)	Mr. Montemayor was terminated by the Company on May 29, 2020.
(4)	Mr. Huber was appointed CFO effective November 30, 2019. Prior to his appointment as CFO of the Company, Mr. Huber was CFO of the Bank.
(5)
On October 14, 2020, Mr. Sinatra resigned from the Board of Directors and from the board of directors of the Bank in connection with the execution of an Asset Purchase Agreement by Quantum Capital Management to sell substantially all of its assets. Mr. Sinatra has served as Chief Executive Officer of Quantum Capital Management since 2010, and he will resign from that and all other positions with Quantum Capital Management, the Company, the Bank, and each of their subsidiaries and affiliates, effective upon the closing of the transaction.

In addition to the CD&A, the compensation and benefits provided to our NEOs in 2019 are set forth below in the Summary Compensation Table and other tables that follow this CD&A, as well as in the footnotes and narrative material that accompany those tables.
Executive Summary
2019 was a year of significant challenges for the Company. In June 2019, the Bank entered into the OCC Agreement with its primary regulator, the OCC relating primarily to certain aspects of the Bank’s BSA/AML compliance program and credit administration. The OCC Agreement generally requires that the Bank enhance its policies and procedures to ensure compliance with BSA/AML. The Bank’s board of directors and executive management have been implementing the items required by the Agreement and will strive to achieve full compliance in a timely manner. In addition, on December 9, 2019, the Bank voluntarily and temporarily suspended its Advantage Loan Program in connection with the Internal Review and subsequently the program was permanently discontinued. The Advantage Loan Program was a material component of the Bank’s total loan originations and management anticipates a reduced level of near-term loan originations, slower overall loan growth, and less loan sales. Also, the Bank is under formal investigation by the OCC related to the Bank’s BSA/AML compliance and credit administration and has received grand jury subpoenas from the DOJ requesting the production of documents and information in connection with an investigation that appears to be focused on the Bank’s residential lending practices and related issues. The Bank is fully cooperating with the ongoing investigations. Income declined in 2019 due to decreases in loan production and increased costs related to compliance issues and responding to the regulatory inquiries and investigations. Nevertheless, we achieved some degree of financial success.
Accomplishments and Challenges for 2019 and 2020
Accomplishments
•	Maintained strong net interest margin of 3.78% during 2019.
•	Exceeded all applicable regulatory capital requirements.
○	The Company’s total adjusted capital to risk-weighted capital at 2019 year end was 21.66%.

○	The Company’s Tier 1 capital to adjusted tangible assets at 2019 year end was 10.24%.
•	Increased total deposits to $2.5 billion at 2019 year end.
Challenges
•	Manage costs and requirements of regulatory agreements and investigations
•	Manage impact of COVID-19 pandemic
•	Replace highly profitable Advantage Loan Program with a similarly profitable product
•	Replace and retain senior management, top loan producers and other key employees
In making its decisions in 2019 as to compensation for executive officers, the Compensation Committee took into account the significant time and effort required by such officers to respond to the governmental inquires and investigations while simultaneously continuing to grow and diversify our business. The Company’s goal to resolve outstanding compliance issues and establish strong credit metrics for new lending initiatives, to diversify our overall loan production and develop new residential loan products was and is a considerable undertaking for executive management and has been acknowledged by the Compensation Committee in its compensation decisions.
Executive Compensation Philosophy
The goals of the executive compensation program are to enable the Company to attract, develop and retain an executive team capable of maximizing the Company’s performance for the benefit of its shareholders and to promote increases in long term shareholder value by aligning the financial interests of the Company and its shareholders with the NEOs and other members of executive management. It strives to provide employees with incentives that appropriately balance risk and reward, be compatible with effective controls and risk management and be supported by strong corporate governance, including active and effective oversight by the Board of Directors and the Compensation Committee.
Pay Mix. Our compensation program for executive officers in 2019 consisted of three primary components: (i) base salary; (ii) cash-based annual bonuses; and (iii) equity-based long-term incentive awards. We also offer retirement and other benefits. This is designed to reward executive officers consistent with the goals in the immediately preceding paragraph. During 2019, the Company was a party to employment agreements with Mr. Judd and Mr. Sinatra.
Executive Compensation Process
Role of Compensation Committee – The Compensation Committee is ultimately responsible for all compensation decisions for the NEOs after considering input from management, its independent compensation consultant and reviewing peer group compensation. The Compensation Committee, among other things, oversees the Company’s incentive compensation and equity-based plans and policies and fulfills other responsibilities delegated to the Committee by the Board of Directors.
The Compensation Committee also has the authority to select, retain and obtain the advice of a compensation consultant, as necessary, to assist with the execution of its duties and responsibilities set forth in the Compensation Committee Charter.
Role of Management – For 2019, the CEO reviewed the relevant financial and other results for the year and prepared a memorandum with his suggestions for base salary, bonus and equity compensation for the executive officers and presented it to the Compensation Committee for its review. The CEO and the CFO gave their suggestions to the Compensation Committee regarding what metrics would be relevant to incentive compensation. The CEO attended the Compensation Committee meetings and participated in deliberations of the Compensation Committee but did not participate during, or attend, deliberations concerning his compensation.
Role of Independent Compensation Consultant – The Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to assist it in analyzing executive compensation for 2019. Meridian is an independent compensation consultant that provides, among other things, executive compensation program design as well as research and competitive market intelligence on executive pay. Prior to engaging Meridian, the Compensation Committee considered the independence of Meridian and concluded that the work of Meridian did not raise any conflicts of interests.

Peer Group
In 2018, Meridian collaborated with the Company to develop a peer group of 20 banks. The peer group was chosen based on their similar size in terms of assets, their similar operating models and business lines and their operations in similar geographic markets. This peer group represents banks from key geographic markets in which the Bank competes including San Francisco, Los Angeles, New York, Seattle and Michigan. With respect to such peer group, the Bank is positioned near peer group 25th percentile in terms of assets. The list of the banks in our peer group is set forth below.
Axos Financial, Inc.	Opus Bank(1)
Bank of Marin Bancorp	Oritani Financial Corp(2)
Bridge Bancorp, Inc.	Pacific Mercantile Bancorp
First Foundation Inc	Pacific Premier Bancorp, Inc.
Hanmi Financial Corporation	Preferred Bank
Heritage Commerce Corp.	RBB Bancorp
Heritage Financial Corporation	Sierra Bancorp
HomeStreet, Inc.	TriCo Bancshares
Luther Burbank Corporation	Unity Bancorp Inc
Mercantile Bank Corporation	Westamerica Bancorporation
(1)	On June 1, 2020, Pacific Premier Bank acquired Opus Bank.
(2)	On December 1, 2019, Valley National Bancorp acquired Oritani Financial Corp.
Key elements of compensation
Base Salary – The Company seeks to pay a competitive base salary at levels that reflect each executive’s position, individual performance, experience and expertise. Such base salaries are reviewed annually by the Compensation Committee in comparison to the peer group and adjusted as appropriate, with no guarantee of annual increases. Base salaries had historically been lower at the Company as compared to those in its peer group. In order to attract and retain qualified executive management, the Compensation Committee, in consultation with Meridian, endeavored to increase salaries in order to remain competitive. Since the Company’s peer group consisted primarily of companies located in San Francisco, Los Angeles and New York, which generally have higher costs of living than Michigan, the Compensation Committee determined to target base salaries to be near the 25th percentile of its peer group.
Name	2018 Base Salary Rate	2019 Base Salary Rate	% Increase
Gary Judd	$500,000	$500,000	0%
Thomas Lopp	$255,000	$350,000	37%
Michael Montemayor	$240,000	$280,000	17%
Stephen Huber	$154,500	$175,000	13%
Peter Sinatra	$500,000	$500,000	0%
Mr. Judd’s employment agreement provided for annual base salary increases as determined by the Board of Directors in its reasonable discretion and his base salary remained unchanged at $500,000 for 2019. See “Executive Compensation—Employment Agreements, Gary Judd” below. The yearly salary increases for Messrs. Lopp, Montemayor and Huber, effective March 2019 were based on the Company’s performance in 2018 which was in the top level of its peer group. For 2018, return on equity was 24.9% for the Bank and 20.9% for the Company. In addition, credit quality and expense controls remained strong. These base salaries were slightly below the 25th percentile of 2017 peer compensation levels.
Mr. Lopp’s base salary was initially increased to $300,000 at March 1, 2019 and was increased again effective November 30, 2019 to reflect his promotion to CEO. Mr. Lopp’s salary increase to $350,000 was below the 25th percentile of peer group CEOs. Mr. Huber’s base salary increased to $159,135 at March 1, 2019 and was increased again effective November 30, 2019 to reflect his promotion to CFO of the Company. These interim increases, as well as the salary increase for Mr. Montemayor, were the result of yearly review and adjustment of base salaries by the Compensation Committee as well as interim actions taken by the Compensation Committee to reflect the change in roles of Mr. Lopp and Mr. Huber. Mr. Sinatra’s base salary is as set forth in his employment agreement and remained unchanged at $500,000 for 2019. See “Executive Compensation—Employment Agreements, Peter Sinatra” below.
Annual Cash Incentive Compensation
The Company has historically had an annual bonus program in which bonus payouts were determined on a discretionary basis. This discretionary assessment of performance included a review of financial and non-financial performance but was not directly linked to performance measures. In 2019, the Compensation Committee and the Board of Directors wanted to formalize the Company’s annual bonus program to include objective measurements. Meridian conducted a market-based review of annual program design for the Company’s benchmarking peer group. Meridian also collaborated with executive management to develop a proposal for the 2019 bonus program. The Company identified four key areas of focus and gave each measure a weight as well as performance goals for each measure. The Compensation Committee approved the targets and measures in consultation with Meridian. The four measures are earnings per share (“EPS”), return on assets (“ROA”), efficiency ratio and charge offs. The table below summarizes the bonus program for 2019, the weighting of each performance measure and the performance goals associated with each measure. The Compensation Committee was targeting bonus payments to be near the 25th percentile of its peer group for those employees in similar positions.
Performance Goal
Measure	Weight	Threshold	Target	Maximum
EPS	35%	$1.06	$1.13	$1.20
		94% of target		106% of target
ROA	25%	1.70%	1.85%	2.00%
		92% of target		108% of target
Efficiency Ratio	25%	41%	39%	37%
		105% of target		95% of target
Charge Offs	15%	$1,500,000	$1,000,000	$500,000
		150% of target		50% of target
Payout Opportunity (% of Target)		50%	100%	150%
Using these targets and measures, Mr. Judd was granted a bonus of $350,000, Mr. Lopp was granted a bonus of $150,000, and Mr. Montemayor was granted a bonus of $140,000. Mr. Huber was granted a discretionary bonus of $45,000, all of which was paid in February 2019 for 2018 service. Mr. Sinatra was granted a bonus of $250,000 in December 2018 as set forth in his employment agreement. The Compensation Committee determined to apply these same metrics for the 2019 year. In February 2020, Mr. Lopp received a bonus of $105,917, Mr. Montemayor received a bonus of $86,100 and Mr. Huber received a bonus of $50,000. These bonus amounts were lower than the previous year as the targets and measures they were based upon were lower than in the prior year. This was due, in part, to decreased residential loan production as well as heightened costs of regulatory compliance. Mr. Judd retired at the end of November 2019, so he did not receive a bonus in 2020. Mr. Sinatra received a bonus of $250,000, paid in December 2019, which was consistent with the expectations set forth in his employment agreement.
Equity grants
Long term incentive grants for executive officers serve to promote the interests of the Company by providing such executives with additional incentives to remain with the Company, to increase their effort to make the Company more successful and to reward such executives by providing an opportunity to acquire shares of common stock on favorable terms and to attract and retain the best available personnel. Such equity awards serve to align the interests of the executive officers with that of shareholders. Under the 2017 Omnibus Equity Incentive Plan, the Company can award a variety of equity awards, including stock options and restricted stock. The Company believes these grants support its business objectives and as to restricted stock awards are an effective retention vehicle with limited downside risk. The Compensation Committee discussed equity awards for executive management at the beginning of the fiscal year and in making its decisions reviewed the Company’s performance in the prior year, the targets and measures discussed above, as well as peer group information. The goal was to grant awards that would position each executive at the 25th percentile of those holding similar positions in its peer group. In 2019, the Compensation Committee decided that stock options should be granted to only the most senior officers in the Company because they should have more of a risk as they are the ones with the ability to affect the performance of the Company which may influence share price. The Compensation Committee decided that for 2019, long term incentive grants for executive management should generally consist of a 50% restricted stock awards/ 50% stock options mix. The table below sets forth the option and restricted stock awards for the NEOs for 2019. These awards are 50% vested three years from date of grant and 100% vested four years from date of grant. The closing stock price on March 1, 2019 was $10.12 per share.
2019 Long Term Incentive Grants
Name	2019 LTI Targeted LTI Level	Options	RSAs	Grant Date	Number of Options	Grant Value of options	Number of RSAs	Grant Value of RSAs
Judd	$150,000	50%	50%	3-1-19	23,364	$75,000	7,411	$75,000
Lopp	$125,000	50%	50%	3-1-19	19,470	$62,500	6,176	$62,500
Montemayor	$105,000	50%	50%	3-1-19	16,355	$52,500	5,188	$52,500
Huber	$50,000	25%	75%	3-1-19	3,894	$12,500	3,706	$37,500
Sinatra	$40,000	25%	75%	3-1-19	3,115	$10,000	2,964	$30,000
Upon Mr. Judd’s retirement, he forfeited all of his outstanding options and restricted stock. Mr. Judd did not receive any payments on account of his retirement. Upon Mr. Lopp’s resignation, he forfeited all of his outstanding options and restricted stock. Mr. Lopp did not receive any payments on account of his resignation. Upon Mr. Montemayor’s termination, he forfeited all of his outstanding options and restricted stock. Mr. Montemayor did not receive any payments on account of his termination.
Payments Upon Termination of Service or Change of Control. The Bank has entered into individual “executive incentive retirement plan” agreements with each of Mr. Lopp, Mr. Montemayor and Mr. Huber which are described in more detail in “Executive Compensation—Executive Incentive Retirement Agreements” and “Executive Compensation—Potential Payments Upon Termination or Change in Control” below. Under the terms of these agreements, each of these executives was credited with an additional amount to his book-entry “incentive award account” under his agreement in 2019 based on a monthly crediting formula. These amounts would be generally payable upon a separation from service or certain “change of control” events, if payable in accordance with their terms and in accordance with applicable law, and provide for death benefits in the event of death in active service to the Bank. For fiscal 2019, Mr. Lopp’s benefit under his agreement increased by $35,679, Mr. Montemayor’s benefit under his agreement increased by $45,842 and Mr. Huber’s benefit under his agreement increased by $22,863. Neither Mr. Judd nor Mr. Sinatra was a party to an “executive incentive retirement agreement.”
Perquisites. Mr. Lopp and Mr. Montemayor each received a car allowance of $6,000 for 2019. Mr. Sinatra received a car allowance of $25,296 for 2019. Mr. Sinatra also received $10,821 in 2019 as reimbursement for dues related to a club membership.
Other Compensation. In addition to the compensation components listed above, the NEOs are eligible to participate in the Company’s broad-based employee plans such as medical, dental, vision, disability and the 401(k) plan with a Company matching contribution, which is described in more detail in “Executive Compensation—Defined Contribution Retirement Plan” below. Each NEO was eligible to participate in the Company’s employee term life insurance policy during the 2019 fiscal year at no cost to the employee with such death benefit equal to one times current annual base salary, up to a maximum death benefit of $200,000. NEOs may also purchase additional life insurance for themselves and their spouse and dependents (up to a maximum death benefit of $500,000 for themselves) on the same terms and conditions as other employees.
Clawback Policy
Effective as of September 9, 2020, the Board of Directors has adopted policies (together, the “Clawback Policy”) which provides for the recoupment of certain cash and equity incentive compensation from executive officers in the event of an accounting restatement and/or detrimental conduct. See “Executive Compensation—Clawback Policy” below.
Risk Assessment
The charter for the Compensation Committee provides that it is responsible for reviewing the Company’s compensation policies and practices for all employees regarding whether any risks arising from the Company’s compensation practices, policies and programs are reasonably likely to have a material adverse effect on the Company. Day to day risk management is the responsibility of management. With respect to executive management, the Compensation Committee designed the incentive compensation program for executives to include multiple performance measures with Compensation Committee discretion rather than a purely formulaic approach based on a single performance metric so as to not encourage its executive officers to take unnecessary or excessive risks that threaten the value of the Company. Such plans do not encourage behavior focused on short-term results to the detriment of long-term value creation. Therefore, the Compensation Committee believes that its compensation policies and practices for its executive officers do not encourage unnecessary risk taking that is reasonably likely to have a material adverse effect on the Company.
However, in 2019 and prior years, the Company’s commission plans and programs did not properly account for potential risk as such risk was identified in the Internal Review. The Advantage Loan Program was voluntarily suspended on December 9, 2019 and permanently discontinued on March 6, 2020. The commission program that previously rewarded loan officers solely for production volume is under review with an outside consultant. The Compensation Committee believes that the commission program contributed to the misconduct of the loan officers discussed in our 2019 Annual Report. The Company and the Compensation Committee are committed to implementing policies and practices that will not create risks that are reasonably likely to have a material adverse effect on the Company. To that end, among other things, the Bank hired Christine Meredith as Chief Risk Officer effective as of February 3, 2020. Ms. Meredith brings nearly 20 years of prior experience in various risk management and regulatory compliance roles with banking organizations. As Chief Risk Officer, Ms. Meredith is responsible for overseeing the Bank’s enterprise risk management system. Ms. Meredith will provide input and counsel to the Compensation Committee with respect to the Company’s various compensation programs. In addition, the Company has engaged an outside consultant to review its compensation programs. The Compensation Committee is confident that the changes implemented will mitigate the potential for unnecessary risk-taking going forward.
Shareholder Advisory Vote
The Company has not previously sought a shareholder advisory vote on executive compensation issues because of the Company’s status as an “emerging growth company” under the rules of the SEC.
Subsequent Events
Thomas M. O’Brien was hired by the Board of Directors to serve as Chairman, President and CEO of the Company effective June 3, 2020 and prior to that provided consulting services to the Bank beginning in March 2020. See “Executive Compensation—Subsequent Events, Thomas M. O’Brien” below.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement on Schedule 14A for the Annual Meeting.
COMPENSATION COMMITTEE OF STERLING BANCORP, INC.
Lyle Wolberg, Chairman
Barry Allen
Rachel Tronstein Stewart
Benjamin J. Wineman

Executive Compensation
Summary Compensation Table
The compensation reported in the Summary Compensation Table below is not necessarily indicative of how we will compensate our NEOs in the future. We will continue to review, evaluate and modify our compensation framework to maintain a competitive total compensation package. The following table sets forth information regarding the compensation paid, awarded to, or earned for our fiscal years ended December 31, 2019, 2018 and 2017 for each of our named executive officers.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)(3)	Total($)
Gary Judd, Chief Executive Officer(4)	2019	480,769	350,000	73,888	74,765	—	—	—	979,422
	2018	465,385	500,000	—	—	—	—	—	965,385
	2017	344,615	500,000	—	—	—	—	—	844,615
Stephen Huber, Chief Financial Officer(5)	2019	159,337	45,000	36,949	12,461	—	—	29,122	282,869
Thomas Lopp, President, COO, CFO and Chief Executive Officer(6)	2019	295,962	150,000	61,575	62,304	—	—	52,696	622,537
	2018	244,616	175,000	112,035	54,720	—	—	48,813	635,184
	2017	203,847	105,000	—	—	—	—	49,036	357,883
Michael Montemayor, Chief Lending Officer(7)	2019	273,846	140,000	51,724	52,336	—	—	62,088	579,994
	2018	230,769	165,000	79,443	36,822	—	—	60,747	572,781
	2017	195,000	100,000	—	—	—	—	58,410	353,410
Peter Sinatra, Chief Executive Officer of Quantum Capital Management	2019	500,000	250,000	29,551	9,968	—	—	47,267	836,786
	2018	500,000	500,000	37,345	18,240	—	—	48,136	1,103,721
	2017	365,385	—	—	—	—	—	34,502	399,887
(1)
Represents the grant date fair value calculated based on the closing price of the Company’s common stock on the grant date, reduced by the dividends per share expected to be paid during the period the shares are not vested. For more information concerning the assumptions used for these calculations, see Note 12 to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data” in our 2019 Annual Report.

(2)
Represents the grant-date fair value of option awards calculated in accordance with FASB Accounting Standards Codification Topic 718. The Company uses the Black-Scholes-Merton option pricing model to determine the grant-date fair value of the stock options on the date of grant. For more information concerning the assumptions used for these calculations, see Note 12 to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data” in our 2019 Annual Report

(3)
The NEOs are eligible to participate in certain group life, health and disability insurance plans not disclosed in the Summary Compensation Table that are generally available to salaried employees and do not discriminate in scope, terms and operation.

(4)
For 2017, consists of an automobile allowance of $6,000 for each of Messrs. Lopp and Montemayor and of $15,964 for Mr. Sinatra, a cash award of $4,386 for 20 years of service for Mr. Lopp, a cash award of $5,848 for 25 years of service for Mr. Montemayor, a reimbursement of dues related to club membership for Mr. Sinatra of $8,338, for Messrs. Lopp and Montemayor, an additional amount credited under the Executive Incentive Retirement Plan Agreements equal to $30,496 and $41,762, respectively, employer contributions under the Bank’s defined contribution retirement plan (as discussed in “Executive Compensation—Defined Contribution Retirement Plan” below) equal to $0, $8,154, $4,800 and $10,200 for Messrs. Judd, Lopp, Montemayor and Sinatra respectively.

(5)
For 2018, consists of an automobile allowance of $6,000 for each of Messrs. Lopp and Montemayor and of $25,296 for Mr. Sinatra, a reimbursement of dues related to club membership for Mr. Sinatra of $11,840 and, for Messrs. Lopp and Montemayor, an additional amount credited under the Executive Incentive Retirement Plan Agreements equal to $33,028 and $45,516, respectively, employer contributions under the Bank’s defined contribution retirement plan (as discussed in “Executive Compensation—Defined Contribution Retirement Plan” below) equal to $0, $9,785, $9,231 and $11,000 for Messrs. Judd, Lopp, Montemayor and Sinatra respectively.

(6)
For 2019, consists of an automobile allowance of $6,000 for each of Messrs. Lopp and Montemayor and of $25,296 for Mr. Sinatra, a reimbursement of dues related to club membership for Mr. Sinatra of $10,821 and, for Messrs. Huber, Lopp and Montemayor, an additional amount credited under the Executive Incentive Retirement Plan Agreements equal to $22,863, $35,769 and $45,842, respectively, employer contributions under the Bank’s defined contribution retirement plan (as discussed in “Executive Compensation—Defined Contribution Retirement Plan” below) equal to $0, $6,259, $10,927, $10,246 and $11,150 for Messrs. Judd, Huber, Lopp, Montemayor and Sinatra respectively.

(7)	Mr. Judd retired as Chief Executive Officer on November 30, 2019.
(8)	Mr. Huber assumed the position of Chief Financial Officer of the Company on November 30, 2019.
(9)	Mr. Lopp assumed the position as the Company’s Chief Executive Officer on November 30, 2019. Mr. Lopp resigned from all positions with the Company and the Bank on May 7, 2020.
(10)	Mr. Montemayor was terminated from the Company and Bank on May 29, 2020.

The bonus amount set forth above with respect to Mr. Judd was determined in the discretion of the Board of Directors as discussed more fully in the Compensation Disclosure and Analysis above. As discussed more fully in the Compensation Disclosure and Analysis above, with respect to Messrs. Lopp and Montemayor, bonuses are discussed by the Compensation Committee at the beginning of each fiscal year based on various performance metrics that are driven by the Company’s annual performance goals. Following determination of Company performance for the applicable year, Mr. Judd made a recommendation to the Compensation Committee with respect to the appropriate bonus amounts for Messrs. Lopp and Montemayor in light of such results. The final bonus amount is then determined by the Compensation Committee. Mr. Huber’s bonus was determined by the Compensation Committee on a discretionary basis. As discussed more fully in the Compensation Disclosure and Analysis above, Mr. Sinatra was granted a bonus consistent with the expectations set forth in his employment agreement.
Each of Messrs. Judd, Lopp, Montemayor, Huber and Sinatra participated in the Company’s equity award program. In 2019, Mr. Judd received 7,411 restricted stock awards and 23,364 stock options; Mr. Lopp received 6,176 restricted stock awards and 19,470 stock options; Mr. Montemayor received 5,188 restricted stock awards and 16,355 stock options; Mr. Huber received 3,706 restricted stock awards and 3,894 stock options and Mr. Sinatra received 2,964 restricted stock awards and 3,115 stock options.
GRANTS OF PLAN-BASED AWARDS IN 2019
The following table provides information about plan-based awards granted to the named executive officers in 2019:
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise or base price of option awards	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary Judd	03/01/2019	—	—	—	—	—	—	7,411	23,364	$10.12	148,653
Stephen Huber	03/01/2019	—	—	—	—	—	—	3,706	3,894	$10.12	49,410
Thomas Lopp	03/01/2019	—	—	—	—	—	—	6,176	19,470	$10.12	123,879
Michael Montemayor	03/01/2019	—	—	—	—	—	—	5,188	16,355	$10.12	104,060
Peter Sinatra	03/01/2019	—	—	—	—	—	—	2,964	3,115	$10.12	39,519
The Company granted restricted stock and stock options as described above under the stock option plan discussed in 2017 Omnibus Equity Incentive Plan below. The stock option awards granted in 2019 vest in installments of 50% in each of the third and fourth year after the date of grant and have a maximum term of ten years.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
Gary Judd
The Company and the Bank jointly entered into an employment agreement with Gary Judd, our former Chairman of the Board of Directors and Chief Executive Officer, in July 2008, as subsequently amended on July 16, 2014. Under the terms of the agreement, Mr. Judd was initially entitled to an annual base salary of $225,000, which may be adjusted annually in the discretion of the Board of Directors. Mr. Judd was also entitled to an annual bonus in the discretion of the Board of Directors based upon the achievement of objectives set by the Board of Directors. Mr. Judd entered into an indemnification agreement with Sterling Bancorp dated July 24, 2008, under which Sterling Bancorp agreed to indemnify and hold harmless Mr. Judd against expenses, liabilities and losses reasonably incurred or suffered by Mr. Judd in connection with his service as an employee, officer or director as provided in such agreement.
The employment agreement provided that it could be terminated by either party, with or without cause, and due to death, disability and mutual agreement. If Mr. Judd were terminated for any reason, he would have been entitled to any base salary earned but not yet paid, any bonus awarded but not yet paid, reimbursement of business expenses incurred but not yet paid and any other benefits accrued and earned through the date of termination in accordance with applicable plans and programs of the Bank. If he were terminated without cause, in addition, he would have been entitled to a continuation of his base salary, at the rate in effect on the date of his termination for a period of one year (the “Severance Period”) and continued participation in benefit programs and plans and other benefits made available to employees of the Bank until the expiration of the Severance Period. In the event Mr. Judd was unable to participate in any employee benefit plan based on its terms, he would have received the economic equivalent of the benefits provided under the plan through the end of the Severance Period. The employment agreement also contains confidentiality and one-year non-solicitation provisions. No severance payments were due to Mr. Judd upon his retirement.
Peter Sinatra
Peter Sinatra entered into an employment agreement with the Bank and its affiliated entities effective April 1, 2017 (“Sinatra Employment Agreement”) to serve as the Chief Executive Officer for Quantum Capital Management. Mr. Sinatra’s initial base salary under the agreement was $500,000, which may be adjusted annually in the discretion of the Board of Directors. The Sinatra Employment Agreement provides that Mr. Sinatra may be paid an annual bonus of $250,000, which may be increased annually at the discretion of the Board of Directors, based on the attainment of objectives determined by the Board of Directors. Mr. Sinatra is eligible to participate in standard benefit plans provided to other executive employees, including the Quantum Equity Interest Plan. Mr. Sinatra is reimbursed for reasonable out-of-pocket expenses incurred in the performance of his services and is reimbursed for club membership and the lease expense of an automobile.
The Sinatra Employment Agreement provides that it may be terminated by the Bank choosing not to renew Mr. Sinatra’s term of employment, for “cause” (as defined in the agreement), and due to death, disability and mutual agreement. Mr. Sinatra’s employment continues under the agreement until either party gives notice of its intent to terminate the employment, subject to annual review by the board of directors of the Bank for approval to extend the agreement. If Quantum Fund, LLC (“Quantum”) fails to cause Mr. Sinatra to be elected to a position with the Bank, the result of which is that Mr. Sinatra is no longer the Chief Executive Officer of Quantum, Mr. Sinatra has the right to terminate his services by providing 30 days’ notice, which the Bank has 30 days to cure. If Mr. Sinatra’s employment is terminated by the employer or for death, disability or mutual agreement, the Sinatra Employment Agreement provides for him to receive any base salary earned but not yet paid, any bonus awarded but not yet paid, reimbursement of business expenses incurred but not yet paid and any other benefits accrued and earned through the date of termination in accordance with applicable plans and programs of the Bank. If his employment is terminated by the employer without cause, in addition, the Sinatra Employment Agreement provides that he would receive to a continuation of his base salary, at the rate in effect on the date of his termination for the Severance Period and continued participation in benefit programs and plans and other benefits made available to employees of the Bank until the expiration of the Severance Period. If his employment is terminated on account of an involuntary termination on account of a change in control (as defined in the agreement) within 90 days following the date of such change in control, the Sinatra Employment Agreement provides that Mr. Sinatra would receive a lump sum severance payment equal to his annual base salary then in effect, subject to signing a release. The Sinatra Employment Agreement also contains confidentiality and a one year non-solicitation provision and regulatory restrictions. Mr. Sinatra has also received an Equity Interest Unit Award dated March 31, 2017 granting 20% Equity Interest Units under the Quantum Fund, LLC Equity Interest Plan, the provisions of which are described below. The initial value of the award as of the grant date was $0, and the value and payment of Equity Interest Units depend on the extent to which the units increase in value. If Mr. Sinatra’s employment is terminated for “cause” (as defined in the Quantum Fund, LLC Equity Interest Plan), he will forfeit all his benefits under the plan.
The Quantum Fund, LLC Equity Interest Plan (“Quantum Plan”) provides for the grant of “Equity Interest Units” (which are non-equity units awarded under the plan that reflect value similar to that of a membership unit in Quantum) and “Equity Appreciation Units” (which provide for the right to receive payment equal to the amount by which the value of an Equity Interest on a “distributable event” (as defined in the plan) exceeds the fair market value of a membership unit of Quantum on the grant date). A “distributable event” is defined as the earliest of the date on which a participant becomes fully vested in the Equity Interest Units, the date of a participant’s death, termination of employment for a reason other than a “termination for cause”, the participant’s “disability” or a “change in control” (as each is defined in the plan). The Quantum Plan provides that Mr. Sinatra was granted the award on March 31, 2017 and, due to service prior to the date of grant, would become fully vested on December 31, 2019. On a “distributable event”, the Quantum Plan provides that a participant would receive an amount equal to the appreciation on vested Equity Interest Units, if any, paid in a single lump sum payment within 90 days after a distributable event that is not a change in control or no later than 30 days following a change in control. If an employee is terminated for cause, a participant will forfeit all Equity Interest Units. Quantum additionally may, at its discretion, accelerate the vesting of Equity Interest Unit awards under the plan. The maximum number of Equity Interest Units that may be granted under the plan is an amount equal to 40% of the outstanding membership units in Quantum. Quantum did not make any payments to Mr. Sinatra upon his award becoming vested on December 31, 2019 because no payments were due under the formula in the Quantum Plan.
Subsequent Events
Thomas M. O’Brien
The Company entered into an employment agreement with Thomas M. O’Brien dated as of June 1, 2020 (“O’Brien Employment Agreement”). The O’Brien Employment Agreement provides that Mr. O’Brien’s initial base salary will be $3,000,000 per year. The Board of Directors is required under the O’Brien Employment Agreement to take all actions necessary to appoint Mr. O’Brien as a director of the Company and the Bank and to the executive committee, if any, of each of the boards of directors of the Company and the Bank, and to nominate him for election by the Company’s shareholders as a member of the Board of Directors. The Board of Directors has taken these actions. Mr. O’Brien had been providing consulting services to the board of directors of the Bank under a consulting agreement from March 2020 through the date he became an employee of the Company, pursuant to which he was paid an aggregate of $600,000 through May 31, 2020 and would have been entitled to receive an additional $60,000 per month thereafter through February 2021. Mr. O’Brien’s consulting services ended on the date that his employment with the Company and the Bank commenced and no further payments for consulting services were made.
As an inducement to Mr. O’Brien accepting employment with the Company, the O’Brien Employment Agreement provides that upon the later of (i) the first day on which Mr. O’Brien commences employment and (ii) the fourth trading day following June 1, 2020, he would be granted a stock option to purchase 300,000 shares of the Company’s common stock (“Common Stock”; and such option, the “Option”) with an exercise price per share equal to the average of the high and the low sales prices of the Common Stock underlying the Option on the date of grant. The Options have a term of ten years unless terminated earlier under the terms of the option agreement. The Option will vest at the rate of one-third (1/3) on January 1, 2021, one-third (1/3) on the first anniversary of the date of grant, and one-third (1/3) on January 1, 2022, subject to his remaining employed on the vesting date; provided that, the unvested portion of the Option would vest immediately in full upon Mr. O’Brien’s termination of employment due to “death” or “disability” and would vest immediately in full upon a “change of control” (each, as defined in the O’Brien Employment Agreement). In the event of termination of employment other than termination for “cause” (as defined in the Employment Agreement), if the Option is exercisable at the time of such termination of employment, it will remain exercisable for three years following termination, provided that Mr. O’Brien remains in compliance with certain terms contained in the Employment Agreement. The Company is required to cause any equity awards to be received under the O’Brien Employment Agreement to be registered with the SEC as soon as practicable following the Company’s eligibility to do so. In accordance with these provisions, on June 5, 2020, Mr. O’Brien was awarded Options to purchase 300,000 shares at an exercise price per share of $4.00. The award was granted pursuant to an Option Award and is not subject to the Company’s 2017 Omnibus Equity Incentive Plan.
Upon the commencement of his employment, Mr. O’Brien was entitled to participate in any employee benefits, fringe benefits, perquisites and business expense reimbursements that the Company or the Bank offers to full-time employees or other members of executive management other than through or related to bank owned life insurance arrangements. Mr. O’Brien also receives a temporary housing allowance and relocation assistance (which includes the payment of a rental allowance on the rental of an apartment and reimbursement of moving expenses) and a weekly travel allowance (for travel expenses to Mr. O’Brien’s residence). Under the O’Brien Employment Agreement, Mr. O’Brien is also eligible to receive annual equity awards at the discretion of the Company’s Compensation Committee.
The O’Brien Employment Agreement also contains customary non-solicitation, non-competition and non-disclosure provisions.
Mr. O’Brien also entered into a stock purchase agreement with the Company (the “Stock Purchase Agreement”), pursuant to which Mr. O’Brien agreed to purchase 300,000 shares of Common Stock directly from the Company with his own funds within 12 months from the date of commencement of his employment. All purchases must be made based on then current trading prices of the Company’s common stock at the time of purchase. The shares to be purchased will not initially be registered under the Securities Act of 1933, as amended. However, Mr. O’Brien will receive customary “piggy-back” registration rights that provide for Mr. O’Brien to add the shares he purchases to future registrations of securities by the Company.
Christine Meredith
Christine Meredith was hired by the Bank in the role of Senior Vice President and Chief Risk Officer effective February 3, 2020. Ms. Meredith joined the Bank with nearly two decades of prior experience in various risk management and regulatory compliance roles with banking organizations. As Chief Risk Officer, Ms. Meredith is responsible for overseeing the Bank’s enterprise risk management system.
Equity Awards of Terminated Executive Officers
Under the terms of the 2017 Omnibus Equity Incentive Plan, as described below, Messrs. Judd, Lopp and Montemayor had received the grants of restricted stock awards and stock options on each of March 21, 2018 and March 1, 2019 described in “Executive Compensation—Outstanding Equity Awards at 2019 Fiscal Year-End.” Subject to the terms of the plan and their agreements, such restricted stock awards granted to Messrs. Judd, Lopp and Montemayor that were unvested as of the termination of their employment have been forfeited and such stock options of Messrs. Judd, Lopp and Montemayor which were unexercised are no longer outstanding.
2017 Omnibus Equity Incentive Plan
We adopted the Sterling Bancorp, Inc. Omnibus Equity Incentive Plan (the “Omnibus Plan”) in 2017. The Omnibus Plan provides for grants of stock options, restricted stock, stock appreciation rights and performance awards. Our eligible directors, officers and consultants are eligible for grants under the Omnibus Plan. The purpose of the Omnibus Plan is to promote the Company’s and our shareholder’s interests by providing these individuals with additional incentives to remain with the Company and its subsidiaries, to increase their efforts to make the Company more successful, to reward such persons by providing an opportunity to acquire shares of common stock on favorable terms, and to attract and retain the best available personnel to participate in the ongoing business operations of the Company. 4,237,100 shares of our common stock were authorized for issuance under the Omnibus Plan, subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without the Company’s receipt of consideration, of which 3,901,743 shares remains available for issuance and use as of July 31, 2020. Our Compensation Committee administers the Omnibus Plan. The terms and conditions of each award made under the Omnibus Plan, including vesting requirements, are set forth consistent with the Omnibus Plan in a written agreement with the grantee. In connection with a change of control, as defined in the Omnibus Plan, the Compensation Committee may accelerate vesting of stock options made under the Omnibus Plan and restricted stock awards will become fully vested.
Defined Contribution Retirement Plan
The Bank maintains a defined contribution retirement plan that allows for annual employee pre-tax deferrals or Roth 401(k) contributions up to the lesser of 100% of eligible compensation or the maximum employee deferral permitted under the Internal Revenue Code (in 2019, this was $19,000 and an additional “catch-up” amount of $6,000 for employees over age 50). The Bank makes quarterly matching contributions in an amount equal to 100% of the lesser of the first 3% of the amount the employee contributed or deferred or 3% of the employee’s base salary during such quarter. This matching contribution is made quarterly and the employee must be employed by the Bank on the date it is made in order to receive it. In addition, the employer will also make a contribution of up to 1% of the amount contributed based on a tiered scale of the Bank’s “return on assets” for the prior year. The matching contributions will be made only up to the amount of the employee’s deferrals or contributions for the plan. The Bank also has the discretion to make additional contributions. The Bank’s contributions become vested after the employee has 3 years of service. The Bank’s contribution to the plan was $758,000 and $773,000 for the year ended December 31, 2019 and 2018, respectively.

Executive Incentive Retirement Agreements
The Bank has entered into an individual “executive retirement incentive plan” agreements with each of Mr. Lopp, Mr. Montemayor and Mr. Huber. These agreements provide for payments, if payable in accordance with their terms and in accordance with applicable law, upon a separation from service or a “change of control” (as defined in such agreements) if the individual has met specified vesting requirements. Each of Mr. Lopp, Mr. Montemayor and Mr. Huber have met the vesting requirements based on their years of service with the Bank. Each of these agreements provide for death benefits in the event of death in active service to the Bank. Under the terms of these agreements, each of the executives received an additional amount to his book-entry “incentive award account” under the agreement in 2019 based on a monthly crediting formula. The employee may make an election to receive the payout as a lump sum or as an installment.
Additional information on potential payouts on termination of employment or change of control as of December 31, 2019 are set forth under “Executive Compensation—Potential Payments Upon Termination or Change in Control.”
Clawback Policy
The Company recently approved Clawback Policies which generally provide that the Board of Directors may require current and former officers subject to the reporting requirements of Section 16 of the Exchange Act and other employees eligible to receive incentive compensation (the “Covered Persons”) to reimburse or forfeit excess incentive compensation, including equity awards, received by the Covered Person during the three fiscal years preceding the restatement of the Company’s financial statements in the event that the Company issues such a restatement due to material noncompliance with securities laws, regardless of whether such Covered Person engaged in misconduct or was responsible for or contributed to the circumstances requiring the restatement. In addition, if the Board of Directors determines a Covered Person engaged in acts or omissions which involved intentional misconduct, intentional violations of the Company’s written policies or applicable legal or regulatory requirements or fraud, and which contributed to the circumstances requiring the restatement, the Board of Directors may require the Covered Person to forfeit all of the Covered Person’s incentive compensation received during the three fiscal years preceding the restatement and to reimburse the Company for costs incurred in connection with the restatement. Furthermore, the Clawback Policies also provide that in the event a Covered Person engages in certain detrimental conduct that, in the discretion of the Board of Directors, is likely to cause or has caused material financial, operational or reputational harm to the Company, the Board of Directors may require reimbursement or forfeiture of all of the Covered Person’s incentive compensation received from and after the date on which such conduct occurred. The Board of Directors has discretion to determine the method for recouping any incentive compensation under the Clawback Policies.

Outstanding Equity Awards at 2019 Fiscal Year-End
The following table provides information on the holdings of equity awards by our named executive officers as of December 31, 2019. Mr. Judd’s 2019 equity awards were forfeited in connection with his retirement in 2019.
	Option awards					Stock awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)(5)	Equity incentive plan awards: number of unearned shares, units of other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Thomas Lopp(1)(2)(3)(4)	—	12,000	—	13.73	3/21/2028	8,250	66,825	—	—
	—	19,470	—	10.12	3/1/2029	6,176	50,026	—	—
Michael Montemayor(1)(2)(3)(4)	—	8,075	—	13.73	3/21/2028	5,850	47,385	—	—
	—	16,355	—	10.12	3/1/2029	5,188	42,023	—	—
Stephen Huber(1)(2)(3)(4)	—	2,300	—	13.73	3/21/2028	1,675	13,568	—	—
	—	3,894	—	10.12	3/1/2029	3,706	30,019	—	—
Peter Sinatra(1)(2)(3)(4)	—	4,000	—	13.73	3/21/2028	2,750	22,275	—	—
	—	3,115	—	10.12	3/1/2029	2,964	24,008	—	—
(1)
On March 21, 2018, Messrs. Lopp, Montemayor, Huber and Sinatra received a grant of 8,250, 5,850, 1,675 and 2,750 restricted stock awards, respectively, which would vest in installments of 50% in each of the third and fourth anniversary of the grant date. The awards that were granted to Messrs. Lopp and Montemayor which were unvested as of the termination of their employment have been forfeited.

(2)
On March 21, 2018, Messrs. Lopp, Montemayor, Huber and Sinatra received a grant of 12,000, 8,075, 2,300 and 4,000 stock options, respectively, which would vest in installments of 50% on each of the third and fourth anniversary dates of the grant. The stock options of Messrs. Lopp and Montemayor which were unexercised are no longer outstanding.

(3)
On March 1, 2019, Messrs. Lopp, Montemayor, Huber and Sinatra received a grant of 6,176, 5,188, 3,706 and 2,964 restricted stock awards, respectively, which would vest in installments of 50% in each of the third and fourth anniversary of the grant date. The aggregate grant date fair value is computed in accordance with FASB ASC Topic 718. The awards that were granted to Messrs. Lopp and Montemayor which were unvested as of the termination of their employment have been forfeited.

(4)
On March 1, 2019, Messrs. Lopp, Montemayor, Huber and Sinatra received a grant of 19,470, 16,355, 3,894 and 3,115 stock options, respectively, which would vest in installments of 50% on each of the third and fourth anniversary dates of the grant. The stock options of Messrs. Lopp and Montemayor, which were unexercised are no longer outstanding.

(5)	Based on the closing price of the Company’s common stock on the Nasdaq on December 31, 2019, which was $8.10.

OPTION EXERCISES AND EQUITY UNITS VESTED IN 2019
No options were exercised by named executive officers in 2019 and no equity units held by named executive officers were vested in 2019.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Potential payments upon a termination or change in control as of December 31, 2019 for the named executive officers are set forth in the Change in Control and Severance Payments Table below.
Gary Judd’s employment agreement as described above had provided for certain severance payments, but he terminated his employment prior to December 31, 2019 without any severance payments being due under that agreement.
The amounts of these payments as of December 31, 2019 for Messrs. Huber, Lopp, Montemayor and Sinatra are set forth in the Severance Payments Table. As of December 31, 2019, the executive incentive retirement plans between the Bank and each of Messrs. Huber, Lopp and Montemayor provided for payments in connection with a termination of employment or change of control if payable in accordance with their terms and in accordance with applicable law. As of December 31, 2019, payment of amounts under the executive incentive retirement plan agreements, if payable in accordance with their terms and in accordance with applicable law, would have been $346,390 for Mr. Lopp, $482,639 for Mr. Montemayor and $192,513 for Mr. Huber. Payments, if payable in accordance with their terms and in accordance with applicable law, would be made in a lump sum as elected by the executive in the distribution election form under the agreement.
In addition, restricted stock awards become fully vested in the event of a change of control and the Compensation Committee has the discretion to accelerate unvested stock options in the event of a change of control. As of December 31, 2019, the acceleration of the restricted stock awards of Mr. Lopp, Mr. Montemayor, Mr. Huber and Mr. Sinatra would have resulted in payments with an aggregate value of $116,851, $89,408, $43,587 and $46,283, respectively, based on the closing price of our common stock as of December 31, 2019 of $8.10. No value would be realized with respect to the options held by Messrs. Lopp, Montemayor, Huber and Sinatra as the exercise price of their unvested options exceeded the closing price of our common stock as of such date.
Mr. Sinatra may be entitled to payments under his Employment Agreement as described in “Executive Compensation—Employment Agreements, Peter Sinatra.” The Sinatra Employment Agreement provides that if his employment is terminated without cause, he will be entitled to a continuation of his base salary, at the rate in effect on the date of his termination for the Severance Period and continued participation in benefit programs and plans and other benefits made available to employees of the Bank until the expiration of the Severance Period. The Sinatra Employment Agreement provides that if his employment is terminated on account of an involuntary termination on account of a change in control (as defined in the agreement) within 90 days following the date of a change in control (as defined in the agreement), Mr. Sinatra would be entitled to a lump sum severance payment equal to his annual base salary then in effect, subject to signing a release. The Sinatra Employment Agreement contains confidentiality and a one year non-solicitation provision. For one year after his termination of employment, within the states that the Bank conducts business, Mr. Sinatra may not (i) employ or associate in business with an individual who is (or was within the 12-month period prior to Mr. Sinatra’s termination of employment) an employee or officer of the Bank, (ii) solicit an individual or entity who is (or was within the 12-month period prior to Mr. Sinatra’s termination of employment) a customer or vendor of the Bank to terminate its relationship with the Bank, (iii) induce a present or future employee, officer, agent, affiliate or customer of the Bank to terminate the relationship, or (iv) to disparage the Bank. As described in “Executive Compensation—Employment Agreements, Peter Sinatra,” no payments were due to Mr. Sinatra under the Quantum Plan on his vesting on December 31, 2019.

CHANGE IN CONTROL AND SEVERANCE PAYMENTS AS OF DECEMBER 31, 2019
	Stephen Huber	Thomas Lopp	Michael Montemayor	Peter Sinatra
Termination without Cause - No Change of Control
Salary Continuation	—	—	—	$500,000
Benefits Continuation	—	—	—	$23,445
Executive Incentive Retirement Agreement Payments	$192,513	$346,390	$482,639	—
Total	$192,513	$346,390	$482,639	$523,445
Disability(1)
Salary Continuation	—	—	—	—
Benefits Continuation	—	—	—	—
Executive Incentive Retirement Agreement Payments	$192,513	$346,390	$482,639	—
Restricted Stock Award Vesting(2)	$43,586	$116,851	$89,408	$46,283
Stock Option Vesting(3)	—	—	—	—
Total	$236,099	$463,241	$572,047	$46,283
Death(4)
Salary Continuation	—	—	—	—
Benefits Continuation	—	—	—	—
Death Benefit under Executive Incentive Retirement Agreement(5)	$599,153	$757,271	$1,389,809	—
Restricted Stock Award Vesting(6)	$43,586	$116,851	$89,408	$46,283
Stock Option Vesting(7)	—	—	—	—
Total	$642,739	$874,122	$1,479,217	$46,283
Change of Control - No Termination of Employment
Salary Continuation	—	—	—	—
Benefits Continuation	—	—	—	—
Executive Incentive Retirement Agreement Payments	$192,513	$346,390	$482,639	—
Restricted Stock Award Vesting(8)	$43,586	$116,851	$89,408	$46,283
Stock Option Vesting(9)	—	—	—	—
Total	$236,099	$463,241	$572,047	$46,283
Change of Control - Termination of Employment without Cause
Salary Continuation	—	—	—	$500,000
Benefits Continuation	—	—	—	—
Executive Incentive Retirement Agreement Payments	$192,513	$346,390	$482,639	—
Restricted Stock Award Vesting(10)	$43,586	$116,851	$89,408	$46,283
Stock Option Vesting(11)	—	—	—	—
Total	$236,099	$463,241	$572,047	$546,283
(1)	The Company maintains a disability plan which is generally available to all employees and any payments or benefits under this plan are not disclosed in this table.
(2)	Restricted stock fully vests in the event of a termination of employment by reason of disability.
(3)
Options fully vest in the event an optionee becomes disabled while employed. As of December 31, 2019, the exercise price of each option exceeded the closing price of our common stock as of December 31, 2019 of $8.10.

(4)	The Company maintains a life insurance plan which is generally available to all employees and any payments under this plan are not disclosed in this table.
(5)
Under the executive’s Executive Income Retirement Plan agreement, a payment will be made to his beneficiary if he dies while in active service with the Bank. This amount would be paid in lieu of the payments to the executive. If the executive dies after payments have commenced but prior to the time the executive receives all distributions, the Bank will distribute the remaining amounts to his beneficiary in a lump sum.

(6)	Restricted stock fully vests in the event of a termination of employment by reason of death.
(7)	Options fully vest in the event an optionee dies while employed.
(8)	Restricted stock fully vests on the date of a change of control.
(9)	The Committee has the discretion to provide that options are 100% vested on the date of a change of control.
(10)	Restricted stock fully vests on the date of a change of control.
(11)	The Committee has the discretion to provide that options are 100% vested on the date of a change of control.

Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.
Chief Executive Officer Pay Ratio
The Company’s chief executive officer to median employee pay ratio was calculated in accordance with SEC requirements. However, due to the flexibility afforded by Item 402(u) of Regulation S-K in calculating the pay ratio, the ratio presented herein is a reasonable estimate and may not be comparable to the pay ratio presented by other companies.
The Company identified the median employee by examining 2019 total compensation for all employees of the Company excluding the Chief Executive Officer.
The employee population used to identify the Company’s median employee included all employees of the Company, whether employed on a full-time, part-time, or seasonal basis, as of December 31, 2019. The compensation measure described above was consistently applied to this entire employee population. The Company did not make any assumptions, adjustments, or estimates with respect to the employee population or the compensation measure, but did annualize the compensation for any employees that were not employed by the Company for all of 2019.
After identifying the median employee based on the compensation measure described above, the Company calculated annual total compensation for the median employee using the same methodology used for our named executive officers as set forth in the “Summary Compensation Table” herein. The median employee was identified as of November 30, 2019 and the chief executive officer to median employee pay ratio was calculated with respect to the annualized compensation for Mr. Judd who was the chief executive officer at that date. As illustrated in the table below, in 2019, the Company’s Chief Executive Officer’s annual total compensation was 18 times that of the Company’s median employee.
	Chief Executive Officer	Median Employee
2019 Annual Total Compensation	$1,035,514	$56,855
Total Annual Compensation Pay Ratio	18	1

Director Compensation
2019 Director Compensation Table
The table below sets forth the compensation of each non-employee director in 2019.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
Barry Allen	40,250	24,895	—	—	—	—	65,145
Peggy Daitch(2)	—	—	—	—	—	—	—
Jon Fox(3)	9,000	—	—	—	—	—	9,000
Seth Meltzer	—	—	—	—	—	—	—
Tom Minielly(4)	11,250	—	—	—	—	—	11,250
Sandra Seligman	—	—	—	—	—	—	—
Peter Sinatra(5)	—	—	—	—	—	—	—
Rachel Tronstein Stewart(6)	26,125	24,895	—	—	—	—	51,020
Benjamin Wineman	32,250	24,895	—	—	—	—	57,145
Lyle Wolberg	38,875	24,895	—	—	—	—	63,770
Total	157,750	99,580	—	—	—	—	257,330
(1)
Represents the grant date fair value of restricted stock awards calculated based on the closing price of the Company’s common stock on the grant date, reduced by the dividends per share expected to be paid during the period the shares are not vested.

(2)	Ms. Daitch joined the Company’s Board of Directors on December 17, 2019.
(3)	Mr. Fox retired from the Company’s Board of Directors on June 18, 2019.
(4)	Mr. Minielly joined the Company’s Board of Directors on June 18, 2019 and resigned on December 17, 2019.
(5)
Mr. Sinatra served as Chief Executive Officer of Quantum pursuant to an employment agreement described under “Executive Compensation—Employment Agreements.” On October 14, 2020, Mr. Sinatra resigned from the Board of Directors and from the board of directors of the Bank in connection with the execution of an Asset Purchase Agreement by Quantum Capital Management to sell substantially all of its assets.

(6)	Ms. Tronstein-Stewart will resign from the Company as of December 4, 2020, the date of the Annual Meeting.
Director Fees
Board of Directors members of the Company receive fees for Board of Directors and committee meetings attended. Board of Directors members receive a retainer of $15,000, as well as $1,000 for each Board of Directors meeting attended, $500 for each Board of Directors committee meeting attended, and $500 for each committee meeting chaired. Additionally, the committee chairs receive premiums as follows: Audit Committee, $10,000; Compensation Committee, $7,500; Nominating Committee, $2,500; and Credit & Loan Committee, $5,000.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements with directors and executive officers described herein, the following is a description of transactions in 2019 and 2018, to which we have been a party in which the amount involved exceeded $120,000, and in which any of our directors, executive officers or beneficial holders of more than five percent of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.
Policies and Procedures Regarding Related Party Transactions
Transactions by the Company or its bank subsidiary, Sterling Bank & Trust, F.S.B. (the “Bank”) with related parties are subject to certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors and principal shareholders). Both the Company and the Bank have Affiliate Transactions Policies. The Affiliate Transaction Policy limits covered transactions with any single affiliate to less than 10%, and with all affiliates, to less than 20%, of unimpaired capital and surplus. All covered transactions with affiliates must be made on terms and conditions that are consistent with safe and sound banking practices, and require appropriate security. Neither the Company nor the Bank may purchase low-quality assets from an affiliate. Transactions between the Company or Bank and affiliates must be made on terms and under circumstances that are substantially the same, or at least as favorable to the Company or the Bank, respectively, as those prevailing at the time for comparable transactions with unaffiliated companies. All service agreements are reviewed annually.
The Bank’s Regulation O Policy requires any extension of credit to insiders be on the same terms as, and following the same underwriting procedures, as those in place for non-insider customers. The Board of Directors must approve any loan to an insider which does not qualify as an exception and that causes the aggregate of loans outstanding to that individual and any related interests of that individual to exceed $25,000, or 5%, of the Bank’s capital. The aggregate of all loans to insiders shall not exceed 5% of the Bank’s equity capital. As for executive officers of the Bank, general purpose loans may not exceed $100,000 in the aggregate or 2.5% of capital, whichever is less, and all such loans must be reported to the Board of Directors. All loans to directors and officers, including renewals, require the prior approval of the Board of Directors with the exception of mortgage loans on an officer or director’s primary residence when made in accordance with underwriting standards acceptable to the secondary market. All insiders are identified on an annual basis, and are required to submit an annual report of borrowings from the Bank.
We have adopted a written related person transactions policy pursuant to which our executive officers, directors and principal shareholders, including their immediate family members, will not be permitted to enter into a related person transaction with us without the consent of our Audit Committee, another independent committee of our Board of Directors or the full Board of Directors. Any request for us to enter into a transaction with an executive officer, director, principal shareholder or any of such persons’ immediate family members, in which the amount involved exceeds $120,000, will be required to be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers and employees will be required to report to our Audit Committee any such related person transaction. In approving or rejecting the proposed transaction, our Audit Committee will take into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we should discover related person transactions that have not been approved, our Audit Committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.
Indemnification of Officers and Directors
Our Bylaws will generally require us to indemnify our officers and directors to the fullest extent permitted by law, and to advance expenses incurred by our directors and officers prior to the final disposition of any action or proceeding arising by reason of the fact that any such person is or was our agent. In addition, our Bylaws permit us to provide such other indemnification and advancement of expenses to our other employees and agents as permitted by law and authorized by the Board of Directors from time to time. We will also have the power to secure insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her status as such, regardless of whether we would have the power to indemnify such person against such liability pursuant to our Bylaws. The Company entered into an indemnification agreement with Gary Judd dated July 24, 2008. See “Executive Compensation—Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table—Employment Agreements—Gary Judd” above.
Related-Party Transactions
Lease Agreements
The Bank has a sublease agreement with Seligman & Associates, where Mr. Meltzer serves as President, (“S&A”) for office space, plus related expenses, in Southfield, MI at an annual amount of $21,271. The Bank also reimburses S&A for usage of the S&A Bloomberg terminal and other miscellaneous expenses.
The Bank leases 7,560 square feet of warehouse space from S&A at 1630 Thorncroft in Troy, MI at an annual base rent of $40,296. In addition to the lease amount, the Bank reimburses S&A for a proportionate share of certain expenses, such as property tax, utilities, snow removal and lawn care. The Bank directly reimburses S&A for long-distance telephone carrier access.
The Bank leases office space from Transamerica Pyramid Properties, LLC in San Francisco under the lease agreement dated August 26, 2016. In turn, the Bank subleases 75% of that space to Pioneer Realty, a subsidiary of S&A, at an annual base rent amount of $267,626.
The Bank also had subleased storage space at 545 Sansome Street in San Francisco to Pioneer Realty, an affiliate of S&A, for an annual base rent amount of $3,000. The sublease was terminated on July 23, 2020.
Charitable Donations
From time to time, the Company makes charitable donations to the Seligman Family Foundation, including $900 thousand in each of 2019, 2018, and 2017. Ms. Seligman and Mr. Meltzer are members of the Board of Trustees of the Seligman Family Foundation.
Data Processing
The Bank provides monthly data processing and programming services to entities controlled by the Company’s controlling shareholders. Aggregate fees for such services amounted to $105 thousand during 2019, $105 thousand during 2018, and $98 thousand during 2017. The Company provided written notice to terminate its data processing and programming services arrangement on July 23, 2020.
Aviation Services
The Company paid fees totaling $12 thousand during in 2018 and $76 thousand during 2017 to an aviation company controlled by the Company’s controlling shareholders for transportation.
Purchase of Quantum and Compensation-Related Expenses
The Company purchased Quantum in April 2017 for aggregate consideration of $2.92 million in cash, which at the time was owned 80% by the Company’s controlling shareholder and 20% by a member of the boards of directors of the Company and the Bank, Mr. Sinatra, who has continued as the Chief Executive Officer of Quantum Capital Management. Accordingly, the Company’s controlling shareholder received $2.34 million in consideration, and Mr. Sinatra received $584 thousand in consideration in connection with this transaction.
Other Family Relationships
See “Directors, Executive Officers and Corporate Governance–Board of Directors and Committees–Family Relationships.”

Indebtedness of and Transactions with Management
Certain of the directors and officers of the Company may, in the future, have transactions with the Bank, or are or will be directors or officers of corporations, or members of partnerships or limited liability companies, which may have in the future, transactions with the Bank. We expect that all such transactions (i) will be made in the ordinary course of business, (ii) will be made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and (iii) will not involve more than normal risk of collectability or present other unfavorable features. The Audit Committee has responsibility for reviewing and approving transactions with related persons, in accordance with the rules of Nasdaq. The Audit Committee, as a general policy, approves transactions to related parties at essentially the same terms and conditions that apply to similar transactions with non-related parties.

PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Crowe LLP as independent auditors for the Company, for the fiscal year ending December 31, 2020. The services provided to the Company and its subsidiaries by Crowe LLP for 2019 and 2018 are described below, under the caption “Independent Public Accountant Fees and Services.”
The affirmative vote of holders of a majority of shares entitled to vote and present at the Annual Meeting, in person or by proxy, is required for advisory approval of Crowe LLP as our independent registered public accounting firm for 2020. Abstentions and broker non-votes will have no effect on the outcome of this proposal unless you return your proxy card and select “Abstain,” which will have the same effect as a vote against the matter.
Although the vote on Proposal No. 2 is not binding on the Company, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future.
Independent Public Accountant Fees and Services
The following table summarizes fees for professional services rendered by Crowe LLP, the Company’s independent auditors for the years ended December 31, 2019 and 2018:
	2019	2018
Audit fees(1)	$375,000	$353,000
Audit-related fees	—	—
Tax fees(2)	$19,040	$44,000
All Other Fees(3)	$565	$6,000
Total fees	$394,605	$403,000
(1)
Consists of fees billed for professional services performed by Crowe LLP for its audit of the Company’s annual financial statements and services that are normally provided in connection with regulatory filings or engagements. Additional billings for 2019 audit are probable.

(2)	Tax fees: Tax fees are for the filing of federal and state tax returns.
(3)	All other fees include advisory services.
The Audit Committee is required to review and pre-approve both audit and non-audit services to be provided by the independent auditor (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). During 2019, all services provided by Crowe LLP were pre-approved by the Audit Committee. To the extent required by Nasdaq rules or any other applicable legal or regulatory requirements, approval of non-audit services must be disclosed to investors in periodic reports required by Section 13(a) of the Exchange Act. There was no change of the Company’s independent public accountants during 2019 or 2018.
Representatives of Crowe LLP will attend the meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions from our shareholders.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.
As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting and internal control functions and the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, currently Crowe LLP, and our internal audit team. Crowe LLP is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and for expressing their opinions thereon.
In 2019, among other matters, the Audit Committee:
•	Reviewed and discussed with management and Crowe LLP the Company’s audited financial statements.
•	Reviewed and discussed with management and Crowe LLP the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T.
•
Received the written disclosures and the letter from Crowe LLP required by the applicable requirements of the PCAOB regarding Crowe LLP’s communications with the Audit Committee concerning independence, and discussed with Crowe LLP its independence with respect to the Company.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on October 6, 2020.
The Audit and Risk Management Committee

Barry Allen (Chairman)
Benjamin Wineman
Lyle Wolberg

PROPOSAL NO. 3: APPROVAL OF THE STERLING BANCORP, INC.
2020 OMNIBUS EQUITY INCENTIVE PLAN
Introduction
The stockholders of the Company are being asked to approve the Sterling Bancorp, Inc. 2020 Omnibus Equity Incentive Plan (the “2020 Omnibus Plan”). The Company’s Board adopted the 2020 Omnibus Plan on October 27, 2020, and it will be effective upon the date of shareholder approval. 3,979,661 shares of the Company’s Common Stock, representing 8.0% of the total of 49,977,209 shares of Common Stock outstanding as of the Record Date, will be available for issuance under the 2020 Omnibus Plan. The number of shares is the number currently available under the Sterling Bancorp, Inc. 2017 Omnibus Equity Incentive Plan (the “2017 Omnibus Plan”). Under the 2017 Omnibus Plan, 4,237,100 shares of the Company’s Common Stock were authorized for issuance to employees, consultants and non-employee directors of the Company, and as of October 27, 2020, 3,979,661 shares remained available for issuance and use. The Company’s Board has approved an amendment to the 2017 Omnibus Plan so that, if shareholder approval of the 2020 Omnibus Plan is obtained, no shares will be available for additional awards under the 2017 Omnibus Plan (other than to satisfy awards existing as of the date of shareholder approval). This would result in all future grants being made under the 2020 Omnibus Plan. Therefore, the approval of the 2020 Omnibus Plan will not result in additional shares becoming available for equity awards.
The Board has recommended the approval of the 2020 Omnibus Plan. If shareholder approval is not obtained, the 2017 Omnibus Plan shall remain in effect in accordance with its current terms including the availability of the currently available 3,979,661 shares for future issuance.
Summary of Changes from the 2017 Omnibus Plan
The reason for the adoption of the 2020 Omnibus Plan is that the Board has determined that it is appropriate to make certain changes to the 2017 Omnibus Plan to reflect current market norms and corporate governance for equity plans. The Board believes that these changes are protective of the Company and in the best interest of the Company and shareholders. Material changes from the 2017 Omnibus Plan include the following:
•
Eliminating Compensation Committee discretion in granting awards to non-employee directors by providing for fixed annual grants of restricted stock to non-employee directors with a set vesting schedule, as described below in “Awards to Non-Employee Directors”.

•
Eliminating language from the definition of “Change of Control” that allows the Compensation Committee to determine when a change of control has occurred. Additionally, the 2020 Omnibus Plan’s definition of “Change of Control” provides that a change of control will not occur if ownership of securities by certain shareholders are determined to be aggregated or treated as a group.

•	Eliminating provisions permitting shares used to pay the exercise price of an award or satisfy the tax withholding obligations related to the award to become available for future grant.
•	Including revised performance measures for performance shares and performance units more geared towards banking institutions.
•	Incorporating a reference to the Clawback Policy recently adopted by the Board.
•
Specifying that, unless the Compensation Committee decides otherwise in the grant, the vesting schedule for options, restricted stock and restricted stock units will be 1/3 per year over three years to be more consistent with recently granted awards and market norms. The 2017 Omnibus Plan has provided that, unless the Compensation Committee decided otherwise, those grants vested 50% after 3 years and 100% after 4 years.

•	Adding a limited right of transfer for a grantee to transfer to certain family members or entities controlled by family members, with the consent of the committee.
Summary and Material Terms of the 2020 Omnibus Plan
The following is a general description of the material features of the 2020 Omnibus Plan if approved by shareholders. This description is qualified in its entirety by reference to the full text of the 2020 Omnibus Plan attached to this Proxy Statement as Appendix A. You are encouraged to read the 2020 Omnibus Plan in its entirety.

Purpose and Administration. The 2020 Omnibus Plan serves to align the interests of the Company’s executive officers with that of its shareholders and serves to promote the interests of the Company by providing such equity incentives to attract and retain employees, officers and directors. The Compensation Committee administers the 2020 Omnibus Plan and has the authority to authorize the grant of awards and determine the terms and conditions. The Compensation Committee may delegate authority to the Chief Executive Officer or other senior officers, except for the power to grant awards to officers who are “insiders” subject to Section 16(b) of the Exchange Act. Under the 2020 Omnibus Plan, members of the Compensation Committee and those to whom they delegate authority are entitled to indemnification as set forth in the plan.
Shares available for issuance. A maximum of 3,979,661 shares of the Company’s Common Stock may be issued under the 2020 Omnibus Plan. Shares subject to awards under the 2020 Omnibus Plan that lapse or are forfeited will be available for awards under the 2020 Omnibus Plan. The Compensation Committee may make equitable adjustments to the option price, number and class of shares awarded under the 2020 Omnibus Plan in the event of certain corporate events, including a stock dividend, stock split, or recapitalization, that affect the Company’s Common Stock such that an adjustment is required in order to preserve the intended benefits.
Eligible participants. Awards may be granted to officers, consultants and other key employees of the Company and its subsidiaries, and, as described below, non-employee directors. Approximately 50 employees and all non-employee directors are currently expected to participate in the 2020 Omnibus Plan.
Awards to Non-Employee Directors. Non-employee directors will receive fixed annual grants of 7,500 shares of restricted stock on January 1, 2021 and on January 1 of each year thereafter in which the non-employee director serves as a member of the Board. Awards to non-employee directors will become vested in equal annual installments over a three-year period and will become 100% vested as of the date of a change of control and the date of a termination of service due to death or disability. The Compensation Committee does not have discretion to grant any additional awards to non-employee directors or to change the terms of the grants of restricted stock set forth in the 2020 Omnibus Plan.
Individual Award Limits. The 2020 Omnibus Plan establishes individual limits that provide that no participant may receive in any one-year period: a grant of stock options or stock appreciation rights (“SARs”) on more than 1,000,000 shares; a grant of restricted stock or restricted stock units (“RSUs”) on more than 1,000,000 shares; and performance units or performance shares with a grant date value of more than $10,000,000.
Types of Awards. The types of awards that may be granted under the 2020 Omnibus Plan are: stock options (including both incentive stock options (“ISOs”) and nonqualified stock options), SARs, restricted stock, RSUs, performance units and performance shares.
Stock Options. A stock option gives the recipient the right to purchase shares of Common Stock at a future date at a specified price. The Compensation Committee may grant nonqualified stock options or, in the case of employees, ISOs which meet the requirements of Section 422 of the Code. An option will only be exercisable to the extent it is vested on the date of exercise and the term cannot exceed 10 years. The exercise price of any stock option granted may not be less than 100% of the fair market value of the underlying shares as of the date of grant. On October 30, 2020, the closing price per share was $3.53. On a termination of service, a participant’s options remain exercisable for three months following the termination of service (or, if earlier, until expiration), except in the case of a termination for death or disability, in which case the three months is extended to 12 months. Upon a termination for cause, each option shall be immediately forfeited. Except in the case of specified adjustments to reflect stock dividends, stock splits, recapitalizations or other specified corporate events or to reflect a change of control, the Compensation Committee may not amend options to reduce the exercise price or provide for options to be cancelled or surrendered in exchange for options with a lower exercise price, different type of award or award under a different plan or cash unless approved by shareholders.
Restricted Stock and RSUs. A restricted stock award is an award of Common Stock which is subject to certain restrictions for a period of time determined by the Compensation Committee. Participants who receive restricted stock awards do not have the rights and privileges of shareholders during the restricted period. Dividends prior to vesting or dividend equivalents are not awarded unless determined by the committee. An RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of Common Stock, which is subject to certain restrictions for a period of time determined by the Compensation Committee. No shares of Common Stock are issued at the time an RSU is granted, and the Company is not required to set aside any funds for the payment of any RSU award.

SARs. A SAR is the right to receive payment of an amount in cash or in shares of Common Stock equal to or greater than the fair market value of the Common Stock. The base price of a SAR may not be reduced without shareholder approval. SARs may be granted alone or in tandem with options. Tandem SARs will generally have substantially similar terms and conditions to the options with which they are granted.
Performance Units and Performance Shares. The Compensation Committee will set performance goals or other vesting provisions to be met during a specific “performance period”, the attainment of which will determine the number or value of performance share or performance units to be paid out to the grantee. The Compensation Committee sets an initial value for each performance unit at the time of grant, and the initial value of each performance share will be the fair market value at the time of grant. The Compensation Committee will establish and set forth the performance measures to be achieved for each award based on one or more performance measures set forth in the 2020 Omnibus Plan. Unless otherwise set forth in the award agreement, upon a participant’s termination of service, all remaining performance units and performance shares are forfeited. Payments will be made in a lump sum (in case, shares or a combination as determined by the Compensation Committee) following the end of the performance period unless prior to the performance period, the Compensation Committee permits payment to be deferred. The Compensation Committee may waive the achievement of any performance goals subject to appliable law.
Vesting. The Compensation Committee shall determine the vesting conditions of an award to employees and consultants and can accelerate the vesting of options and restricted stock. Awards of restricted stock become vested upon a termination of service due to death or disability. In the case of options, restricted stock and RSUs, unless otherwise determined, awards will become vested in equal annual installments over a three-year period. Awards may be subject to time-based vesting or performance-based vesting, or both.
Change of Control. Upon a change of control of the Company, outstanding awards are subject to the agreement of merger or asset sale and may be treated as the Board determines, including that the 2020 Omnibus Plan and outstanding awards may be continued or assumed by the surviving corporation or substituted by the surviving corporation for options with substantially the same terms. The Compensation Committee has discretion to accelerate the vesting of stock options as of the date of the change of control. Each outstanding restricted stock award automatically becomes 100% vested as of the date of the change of control.
For purposes of the 2020 Omnibus Plan, “change of control” means the occurrence of any of the following, in one transaction or a series of related transactions: (i) any person becoming a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the voting power of the Company’s then outstanding capital stock; (ii) a consolidation, share exchange, reorganization or merger of the Company resulting in the stockholders of the Company immediately prior to such event not owning at least a majority of the voting power of the resulting entity’s securities outstanding immediately following such event or, if the resulting entity is a direct or indirect subsidiary of the entity whose securities are issued in such transaction(s), the voting power of such issuing entity’s securities outstanding immediately following such event; (iii) the sale or other disposition of all or substantially all the assets of the Company (other than a transfer of financial assets made in the ordinary course of business for the purpose of securitization or any similar purpose); or (iv) a liquidation or dissolution of the Company. A transaction or a series of related transactions will not constitute a change of control if such transaction(s) result(s) in the Company, any successor to the Company, or any successor to the Company’s business, being controlled, directly or indirectly, by the same person or persons who controlled the Company, directly or indirectly, immediately before such transaction(s). In addition, to the extent the ownership of securities of the Company by Scott Seligman, Sandra Seligman, Seth Meltzer and certain entities or trusts established by or for the benefit of members of such persons or entities are determined to be aggregated or treated as a group, no change of control shall occur.
Clawback and Recoupment. All awards granted under the 2020 Omnibus Plan are subject to the terms and conditions of any recoupment policy adopted by the Company and any recoupment requirement imposed under applicable laws, including but not limited to the Sterling Bancorp, Inc. Clawback Policy.
Amendment or Termination of the 2020 Omnibus Plan. The 2020 Omnibus Plan may be amended, suspended or terminated at any time by the Compensation Committee; however, without the approval by the shareholders of the Company, no amendment may (i) increase the number of shares subject to the 2020 Omnibus Plan; (ii) modify the class of persons eligible for to receive ISOs; or (iii) make modifications that would require shareholder approval under applicable law or exchange listing requirements. Except as otherwise expressly provided, neither the amendment, alteration, suspension or termination of the 2020 Omnibus Plan shall, without the written consent of the holder of the award, impair the rights of any holder under any award granted prior to that date. The 2020 Omnibus Plan shall terminate automatically ten years after its adoption, if not terminated earlier.
Federal Income Tax Consequences of Awards.
The following discussion briefly summarizes the federal income tax consequences of the 2020 Omnibus Plan based on current provisions of the Internal Revenue Code and regulations issued thereunder, which are subject to change. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences.
Stock Options. The grant of a stock option generally will not cause the participant to realize taxable income. Upon the exercise of a nonqualified stock option, the participant will generally recognize ordinary income equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. If the shares acquired upon exercise are later sold by the participant, then the difference between the amount received upon such sale and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss depending upon the length of time such shares were held by the optionee, and there will be no tax consequences to the Company.
Upon the exercise of an ISO, no ordinary income is generally realized by the optionee other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the shares acquired on exercise of an ISO are held for at least two years after grant of the option and one year after exercise, then any gain or loss upon subsequent sale of the Common Stock will generally be a long-term capital gain or loss. If the employment and statutory holding period requirements are satisfied, the Company may not claim any federal income tax deduction upon either the exercise of the ISO or the subsequent sale of the Common Stock received upon exercise of the ISO.
Restricted Stock and Performance Shares. Unless a participant makes an election to accelerate the recognition of income to the grant date pursuant to a Section 83(b) election, a participant will not be taxed upon the grant of restricted stock or performance shares, but rather, will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares vest.
SARs, RSUs and Performance Units. Generally, an employee will not recognize any taxable income upon the grant of SARs, RSUs or performance units, but when payment is made the fair market value of the shares or cash is taxable to the employee as ordinary income.
Tax Consequences to the Company. Generally, the Company is entitled to a deduction based on the amount of ordinary income a participant recognizes with respect to an award. However, Section 162(m) of the Code imposes a $1,000,000 limit on the amount a public company may deduct for compensation paid in a year to certain “covered employees”.
Section 409A of the Code. This discussion assumes that the awards are either not a “deferred compensation arrangement” subject to Section 409A of the Code, or have been structured to comply with its requirements. If a deferred compensation arrangement subject to Section 409A fails to comply with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” and pay an additional 20% income tax and interest on such amount.
New Plan Benefits
No awards will be made under the 2020 Omnibus Plan until after it has been approved by the Company’s shareholders. Other than restricted stock awards granted to non-employee directors, awards under the 2020 Omnibus Plan are subject to the discretion of the Compensation Committee. Therefore, except as provided in the table below, we cannot determine future benefits for any other awards under the 2020 Omnibus Plan at this time.
Sterling Bancorp, Inc. 2020 Omnibus Equity Incentive Plan
Name and Position	Dollar Value ($)	Number of Units
Non-Executive Director Group(1)	—	—
(1)
Subject to the approval of the 2020 Omnibus Plan, non-employee directors of the Company will receive a fixed annual grant of 7,500 shares of restricted stock per non-employee director on January 1, 2021 and on January 1 of each year thereafter in which the non-employee director serves as a member of the Board. The grant date fair value of the Company restricted stock cannot be determined as of the date of this proxy statement.

Equity Compensation Plans
The following table sets forth certain information as of December 31, 2019 concerning our equity compensation plans.
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants or rights(1)	Weighted- average exercise price of outstanding options, warrants or rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders	242,573	$12.29	3,978,652
Equity compensation plans not approved by shareholders	—	—	—
Total	242,573	$12.29	3,978,652
(1)	Consists of 142,477 option awards and 100,096 restricted stock awards issued under the 2017 Omnibus Equity Incentive Plan.
(2)	Excludes restricted stock awards, which have no exercise price.
Registration with the SEC
If the 2020 Omnibus Plan is approved by our stockholders and becomes effective, the Company intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2020 Omnibus Plan as soon as reasonably practicable after the Company becomes eligible to use such form.
Required Vote
The affirmative vote of a majority of the votes cast on this proposal is required for advisory approval of the 2020 Omnibus Plan. Abstentions and broker non-votes will have no effect on the outcome of this proposal unless you return your proxy card and select “Abstain,” which will have the same effect as a vote against the matter.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth information as of October 5, 2020 regarding the beneficial ownership of our common stock by:
•	each shareholder known by us to beneficially own more than 5% of our outstanding common stock;
•	each of our directors and named executive officers; and
•	all of our directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.
Except as otherwise specified below, the address for each listed shareholder is: c/o Sterling Bancorp, Inc., One Towne Square, Suite 1900, Southfield, Michigan 48076.
	Common Stock Owned
Name and Address of Beneficial Owner	Number of Shares	Percent(1)
5% Shareholders:
T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street, Baltimore, MD 21202	5,020,308	10%
Scott J. Seligman 1993 Long Term Irrevocable Dynasty Trust(3)(5) c/o The First National Bank in Sioux Falls 100 South Phillips Avenue, Sioux Falls, SD 57104	5,743,579	11%
K.I.S.S. Dynasty Trust No. 9(3)(5) c/o The First National Bank in Sioux Falls 100 South Phillips Avenue, Sioux Falls, SD 57104	12,107,732	24%
K.I.S.S. Dynasty Trust No. 5(4)(5)(6) c/o The First National Bank in Sioux Falls 100 South Phillips Avenue, Sioux Falls, SD 57104	7,507,318	15%
Erwin A. Rubenstein(5)(6) 255 East Brown Street, Suite 320, Birmingham, MI 48009	20,209,268	40%
Michael Shawn(6) 7300 Biscayne Boulevard, Suite 200, Miami FL 33138	8,981,041	18%
Scott J. Seligman(7)	3,925,071	8%
Directors:
Barry Allen	16,300	*
Peggy Daitch	864	*
Steven Gallotta	—	—
Denny Kim	—	—
Seth Meltzer(8)	1,490,180	3%
Thomas M. O’Brien	—	—
Sandra Seligman(9)	—	—
Benjamin Wineman	17,100	*
Lyle Wolberg(10)	7,571	*
Rachel Tronstein Stewart	4,479	*
Named Executive Officers (Non-Directors):
Stephen Huber	12,247	*
Gary Judd	194,011	*
Thomas Lopp(11)	42,553	*
Michael Montemayor(12)	35,714	*
Peter Sinatra	29,415	*
All directors and executive officers as a group (16 persons total)(9)	1,866,730	4%
*	Less than 1%.
(1)	Based on 49,977,209 shares of the Company’s common stock outstanding as of October 5, 2020.

(2)
Based on a Schedule 13G/A filed on February 10, 2020, T. Rowe Price Associates, Inc. has sole voting power over 1,066,099 shares of common stock and sole dispositive power over 5,020,308 shares of common stock.

(3)	Mr. Seligman disclaims beneficial ownership of the shares held by the trust except to the extent of his pecuniary interest, if any, therein.
(4)	Mr. Seligman disclaims beneficial ownership of the shares held by the trust except to the extent of his pecuniary interest, if any, therein.
(5)
Based on a Schedule 13G filed on July 27, 2020 by Erwin Rubenstein, the Scott J. Seligman 1993 Long Term Irrevocable Dynasty Trust, the K.I.S.S. Dynasty Trust No. 5 and the K.I.S.S. Dynasty Trust No. 9, (i) Mr. Rubinstein, as co-trustee of the trusts, had sole voting and dispositive power over 29,190,309 shares of common stock of the Company, consisting of (a) 2,357,957 shares of common stock held by the Scott J. Seligman 1993 Irrevocable Dynasty Trust, (b) 5,743,579 shares of common stock held by the Scott J. Seligman 1993 Long Term Irrevocable Dynasty Trust, (c) 12,107,732 shares of common stock held by the K.I.S.S. Dynasty Trust No. 9, (d) 7,507,318 shares of common stock held by K.I.S.S. Dynasty Trust No. 5, and (e) 1,473,723 shares held by the Sandra Seligman 1993 Long Term Irrevocable Trust; (ii) the Scott J. Seligman 1993 Long Term Irrevocable Dynasty Trust had shared voting and dispositive power over 5,743,579 shares of common stock, (iii) the K.I.S.S. Dynasty Trust No. 9 had shared voting and dispositive power over 12,107,732 shares of common stock and (iv) the K.I.S.S. Dynasty Trust No. 5 had shared voting and dispositive power over 7,507,318 shares of common stock. Mr. Rubenstein disclaims beneficial ownership of the shares owned by the trusts. See footnote (6) with respect to shares held by the K.I.S.S. Dynasty Trust No. 5 and the Sandra Seligman 1993 Long Term Irrevocable Trust.

(6)
Based on a Schedule 13D filed by Michael Shawn on September 4, 2020, effective August 19, 2020, Mr. Shawn was appointed as trustee of the K.I.S.S. Dynasty Trust No. 5 and the Sandra Seligman 1993 Long Term Irrevocable Trust, which hold 7,507,318 and 1,473,723 shares of common stock, respectively, and Mr. Shawn, in his capacity as trustee, now has sole voting and dispositive power over an aggregate of 8,981,041 shares of common stock of the Company.

(7)
Based on the most recent Form 4 filed by the Scott J. Seligman Revocable Living Trust, consists of shares held by the trust, over which Scott. J. Seligman, former vice president of the Company and founder of the Bank, holds sole voting and dispositive power.

(8)
Consists of (i) 1,483,180 shares of common stock of the Company that are held by The Seth Seligman Meltzer Revocable Living Trust, (ii) 5,000 shares of common stock held directly by Mr. Meltzer, (iii) 1,000 shares of common stock indirectly held by Mr. Meltzer’s wife, and (iv) 1,000 shares of common stock indirectly held by Mr. Meltzer’s sons.

(9)
Excludes 7,507,318 shares of common stock held by the K.I.S.S. Dynasty Trust No. 5 and 1,473,723 shares held by the Sandra Seligman 1993 Long Term Irrevocable Trust, for which in each case Ms. Seligman is the grantor, but has no voting or dispositive power over the shares held in such trust.

(10)	Consists of 6,571 shares of common stock of the Company that are held directly, and 1,000 shares of common stock of the Company that are held by the Lyle M. Wolberg Revocable Living Trust.
(11)	Based on the most recent Form 4 filed by Mr. Lopp.
(12)	Based on the most recent Form 4 filed by Mr. Montemayor.
SHAREHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING
Deadline for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials
A proposal submitted by a shareholder for the 2021 annual meeting of shareholders must be sent to the General Counsel and Assistant Secretary of the Company, One Towne Square, Suite 1900, Southfield, Michigan 48076. We expect to schedule the 2021 annual meeting of shareholders to take place on or about Tuesday, May 25, 2021. Accordingly, any shareholder proposal intended for inclusion in our proxy statement and proxy card relating to our 2021 annual meeting of shareholders must be received by the Company no later than December 21, 2020, pursuant to the proxy solicitation regulations of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. § 240.14a-8 of the rules and regulations promulgated by the SEC under the Exchange Act.
Deadline for Shareholder Proposals and Director Nominations to be Brought Before the 2021 Annual Meeting
In order to be considered at any meeting, a shareholder proposal submitted outside of Rule 14a-8 under the Exchange Act, other than a nomination of directors, must (i) comply with the requirements in the Company’s Articles of Incorporation and Bylaws as to form and content and (ii) must be received by the Company not less than one hundred twenty (120) days nor more than one hundred eighty (180) days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty (20) days before or after such anniversary date, such notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed, transmitted electronically, or public disclosure of the date of the annual meeting is made, whichever first occurs. Shareholder nominations of directors must comply with the requirements of the Articles of Incorporation and Bylaws summarized above under “Board of Directors and Committees—Nominating Committee.”

OTHER MATTERS
The Board of Directors is not aware of any matter to be presented for action at the Annual Meeting, other than the matters set forth herein. If any other business should properly come before the meeting, the proxy will be voted regarding the matter in accordance with the best judgment of the persons authorized in the proxy, and discretionary authority to do so is included in the proxy.
The proxy solicitation is being made by the Company and the cost of soliciting proxies will be borne by the Company. If requested, the Company will reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals. In addition to solicitation by mail, officers and other employees of the Company and its subsidiaries may solicit proxies by telephone, facsimile or in person, without compensation other than their regular compensation.
The Company may elect to send a single copy of its 2019 Annual Report and this proxy statement to any household at which two or more shareholders reside, unless one of the shareholders at such address notifies the Company that he or she desires to receive individual copies. This “householding” practice reduces the Company’s printing and postage costs. Shareholders may request to discontinue or re-start householding, or to request a separate copy of the 2019 Annual Report or this proxy statement, as follows:
•	Shareholders owning common stock through a bank, broker or other holder of record should contact such record holder directly; and
•
Shareholders of record should contact the Company at (248) 355-2400 or at Shareholder Relations, Sterling Bancorp, Inc., One Towne Square, Suite 1900, Southfield, MI 48076. The Company will promptly deliver such materials upon request.

Your cooperation in giving this matter your immediate attention and in voting your proxies promptly will be appreciated.
THE COMPANY’S ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC AND THE COMPANY’S PROXY STATEMENT ARE ALSO AVAILABLE AT WWW.INVESTORS.STERLINGBANK.COM AND WILL BE PROVIDED FREE TO SHAREHOLDERS UPON WRITTEN REQUEST. TO REQUEST A COPY, WRITE TO SHAREHOLDER RELATIONS DEPARTMENT, STERLING BANCORP, INC., ONE TOWNE SQUARE, SUITE 1900, SOUTHFIELD, MICHIGAN 48076.

It is important that proxies be submitted promptly in order to ensure your representation at the Annual Meeting. You may vote your shares electronically via the internet, by using telephone, or if you prefer the paper copy, you may submit your proxy by completing, signing and dating the proxy card as promptly as possible and returning it in the accompanying envelope (to which no postage need be affixed if mailed in the United States). Please refer to the section entitled “Voting via the Internet, Telephone or by Mail” on page 1 for a description of voting methods. If your shares are held by a bank, brokerage firm or other nominee that holds shares on your behalf and you have not given that nominee instructions on how to vote your shares, your nominee will be prohibited from voting uninstructed shares on a discretionary basis, and no votes will be cast on your behalf, for Proposal No. 3 at the Annual Meeting. We strongly encourage you to vote.

LOCATION OF STERLING BANCORP 2020
ANNUAL MEETING OF SHAREHOLDERS
Friday, December 4, 2020, at 1:00 p.m., Eastern Time
www.VirtualShareholderMeeting.com/SBT2020

Appendix A
STERLING BANCORP, INC.
2020 OMNIBUS EQUITY INCENTIVE PLAN

STERLING BANCORP, INC.
2020 OMNIBUS EQUITY INCENTIVE PLAN
A-i

A-ii

STERLING BANCORP, INC.

2020 OMNIBUS EQUITY INCENTIVE PLAN
SECTION 1. Establishment and Purpose.
(a) Purpose. The purpose of the Plan is to promote the interests of Sterling Bancorp, Inc., a Michigan corporation, (the “Corporation”) and its stockholders by providing eligible employees, directors and consultants with additional incentives to remain with the Corporation or its Subsidiaries, to increase their efforts to make the Corporation more successful, to reward such persons by providing an opportunity to acquire shares of Common Stock on favorable terms and to attract and retain the best available personnel to participate in the ongoing business operations of the Corporation and its Subsidiaries.
The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.
(b) Adoption and Term. The Plan has been approved by the Board of Directors of the Corporation, and subject to the approval of the stockholders of the Corporation as provided in Section 15, is effective October 27, 2020. The Plan will remain in effect until terminated by action of the Board of Directors except as otherwise provided in Section 15.
SECTION 2. Definitions.
(a) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, applicable U.S. federal and state banking laws, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.
(b) “Award” means the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units or Performance Shares made pursuant to the Plan.
(c) “Award Agreement” means an agreement entered into by the Corporation and the Participant setting forth the terms applicable to an Award granted to the Participant under the Plan.
(d) “Board of Directors” means the Board of Directors of the Corporation, as constituted from time to time.
(e) “Cause” means (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or any other crime that causes the Corporation or a Subsidiary public disgrace or disrepute, or adversely affects the reputation, operations, condition (financial or otherwise), prospects or interests of the Corporation or any of its Subsidiaries, (ii) gross negligence or willful misconduct with respect to the Corporation or a Subsidiary, including, without limitation fraud, embezzlement, theft or dishonesty in the course of his or her Service or continual neglect of his or her assigned duties; (iii) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription; (iv) refusal, failure or inability to perform any material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (6) below) to the Corporation or a Subsidiary (other than due to a disability), which failure, refusal or inability is not cured within 10 days after delivery of notice thereof; (v) material breach of any agreement with or duty owed to the Corporation or a Subsidiary; (vi) any breach of any obligation or duty to the Corporation or a Subsidiary (whether arising by statute, common law, contract or otherwise) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights; or (vii) any violation, in any material respect, of any law, rule, regulation, written agreement or final cease-and-desist order applicable to the Corporation or a Subsidiary in the Participant’s performance of services for the Corporation or a Subsidiary or the Corporation’s or Subsidiary’s code of conduct. Notwithstanding the foregoing, if a Participant and the Corporation or Subsidiary have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “Cause,” then with respect to such Participant, “Cause” shall have the meaning defined in that employment agreement, consulting agreement or other agreement.
(f) “Change of Control” means the occurrence of any of the following, in one transaction or a series of related transactions: (i) any person (as such term is used in Section 13(d) and 14(d) of the Exchange Act) becoming a “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of the voting power of the Corporation’s then outstanding capital stock;

(ii) a consolidation, share exchange, reorganization or merger of the Corporation resulting in the stockholders of the Corporation immediately prior to such event not owning at least a majority of the voting power of the resulting entity’s securities outstanding immediately following such event or, if the resulting entity is a direct or indirect subsidiary of the entity whose securities are issued in such transaction(s), the voting power of such issuing entity’s securities outstanding immediately following such event; (iii) the sale or other disposition of all or substantially all the assets of the Corporation (other than a transfer of financial assets made in the ordinary course of business for the purpose of securitization or any similar purpose); or (iv) a liquidation or dissolution of the Corporation. For the avoidance of doubt, a transaction or a series of related transactions will not constitute a Change of Control if such transaction(s) result(s) in the Corporation, any successor to the Corporation, or any successor to the Corporation’s business, being controlled, directly or indirectly, by the same person or persons who controlled the Corporation, directly or indirectly, immediately before such transaction(s). In addition, for the avoidance of doubt, to the extent that ownership of securities of the Corporation by Scott Seligman, Sandra Seligman, Seth Meltzer, Seligman & Associates, the Seligman Family Foundation, the Seligman Group Family Office, the Seligman Group, Seligman & Associates, Inc., Seligman Western Enterprises, Ltd., the Scott J. Seligman 1993 Long Term Irrevocable Dynasty Trust, or any other trust established by or for the benefit of one of the aforementioned persons or entities, is determined to be aggregated or deemed to constitute a group, no Change of Control shall occur.
(g) “Code” means the Internal Revenue Code of 1986, as amended.
(h) “Committee” means the Compensation Committee of the Board of Directors or such other committee or individuals satisfying Applicable Laws appointed by the Board of Directors in accordance with Section 3 hereof, including that the Committee shall consist of not less than two (2) members of the Board of Directors, each member of which will be an “independent” director, for purposes of the National Association of Securities Dealers Automatic Quotations Exchange listing requirements or other applicable listing exchange or national market system and a “Non-Employee Director” within the meaning of Rule 16b-3, as promulgated under the Exchange Act.
(i) “Common Stock” means the common stock of the Corporation, no par value per share.
(j) “Consultant” means any person other than an Employee, engaged by the Corporation or a Subsidiary to render services to such entity.
(k) “Date of Grant” means the date on which the Committee grants an Award pursuant to the Plan.
(l) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time.
(m) “Effective Date” means October 27, 2020.
(n) “Employee” means any individual who is a common-law employee of the Corporation or a Subsidiary.
(o) “Exchange Act'’ means the Securities Exchange Act of 1934, as amended.
(p) “Exchange Program” means a program established by the Committee under which outstanding Awards are amended to provide for a lower Exercise Price or surrendered or cancelled in exchange for (i) Awards with a lower exercise price, (ii) a different type of Award or awards under a different equity incentive plan, (iii) cash, or (iv) a combination of (i), (ii) and/or (iii). Notwithstanding the preceding, the term Exchange Program does not include any (i) action described in Section 12 or any action taken in connection with a Change of Control transaction or (ii) transfer or other disposition permitted under Section 12. For the purpose of clarity, each of the actions described in the prior sentence, none of which constitute an Exchange Program, may be undertaken (or authorized) by the Committee in its sole discretion without approval by the Corporation’s shareholders.
(q) “Exercise Price” with respect to an Option, means the price per share at which an Optionee may exercise the Optionee’s Option to acquire all or a portion of the shares of Common Stock that are the subject of such Option, as determined by the Committee on the Date of Grant. In no event shall the Exercise Price of any Common Stock made the subject of an Option, be less than the Fair Market Value on the Date of Grant.
(r) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq

Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock as quoted on such exchange or system on the day of determination (or, if none, on the most recent trade date immediately prior to the day of determination), as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, or if the Common Stock is quoted on the Over-the-Counter (OTC) market, be that the OTCQB, OTCBB or Pink Sheets, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal, the OTC, or such other source as the Committee deems reliable;
(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Board of Directors after taking into account such factors as the Board of Directors shall deem appropriate.
(s) “Incentive Stock Option” or “ISO” means a stock option intended to satisfy the requirements of Section 422(b) of the Code.
(t) “Nonstatutory Option” means a stock option not intended to satisfy the requirements of Section 422(b) of the Code.
(u) “Officer” means a person who is an officer of the Corporation within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(v) “Option” means an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase shares of Common Stock.
(w) “Option Stock” means those shares of Common Stock made the subject of an Option granted pursuant to the Plan.
(x) “Optionee” means an individual who is granted an Option.
(y) “Outside Director” means a member of the Board of Directors who is not an Employee.
(z) “Participant” means a person who has an outstanding Award under the Plan. The term Participant also refers to an Optionee.
(aa) “Performance Goal” means a performance goal established by the Committee pursuant to Section 10(c) of the Plan.
(bb) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Committee may determine pursuant to Section 10.
(cc) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Committee may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.
(dd) “Permitted Transferee” means, to the extent approved by the Committee, a Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests. The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Corporation.
(ee) “Plan” means this Sterling Bancorp, Inc. 2020 Omnibus Equity Incentive Plan.
(ff) “Restricted Stock” means those shares of Common Stock made the subject of an Award granted under the Plan.

(gg) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Corporation.
(hh) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
(ii) “Section 16(b)” means Section 16(b) of the Exchange Act.
(jj) “Service” means service as an Employee, Consultant or Outside Director.
(kk) “Share” means a share of the Common Stock, as adjusted in accordance with Section 12 of the Plan.
(ll) “Stock Appreciation Right” or “SAR” means a right awarded to an Employee or Consultant pursuant to Section 9 of the Plan, which shall entitle the Participant to receive cash, Common Stock, other property or a combination thereof, as determined by the Committee, in an amount equal to or otherwise based on the excess of (a) the Fair Market Value of a share of Common Stock at the time of exercise over (b) the exercise price of the right, as established by the Committee on the date the award is granted..
(mm) “Subsidiary” means Sterling Bank & Trust, FSB and any other any entity (other than the Corporation) in an unbroken chain of entities beginning with the Corporation if each of the entities other than the last entity in the unbroken chain owns stock or other equity possessing fifty percent (50%) or more of the total combined voting power of all classes of stock or equity in one of the other entities in such chain. An entity that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
SECTION 3. Administration.
(a) Committee of the Board of Directors. The Plan shall be administered by the Committee. No member of the Committee shall receive any Award pursuant to the Plan or any similar plan of the Corporation while serving on the Committee, unless the Board of Directors determines that the grant of such an Award satisfies the then current Rule 16b-3 requirements under the Exchange Act. The Committee may impose such conditions on any Award as may be required to satisfy the requirements for exemption under Rule 16b-3.
(b) Authority. Subject to the terms and conditions of the Plan, the Committee shall have the sole discretionary authority:
(i) to authorize the granting of Awards under the Plan;
(ii) to select the Employees or Consultants who are to be granted Awards under the Plan and to determine the conditions subject to Awards;
(iii) to construe and interpret the Plan;
(iv) to determine Fair Market Value;
(v) to establish and modify administrative rules for the Plan;
(vi) to impose such conditions and restrictions with respect to the Awards, not inconsistent with the terms of the Plan, as it determines appropriate;
(vii) to execute or cause to be executed Award Agreements; and
(viii) generally, to exercise such power and perform such other acts in connection with the Plan and the Awards, and to make all determinations under the Plan as it may deem necessary or advisable or as required, provided or contemplated hereunder.
Any person delegated or designated by the Committee subject to Section 3(d) below shall be subject to the same obligations and requirements imposed on the Committee and its members under the Plan.
(c) Exchange Program. Notwithstanding the anything in this Section 3, the Committee shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any annual or special meeting of Corporation’s shareholders.
(d) Delegation by the Committee.If permitted by applicable law, the Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to the chief executive officer and other senior officers of the Corporation; provided, however, that the Committee may not delegate its authority and powers (a) with respect to an Officer or (b) in any way which would jeopardize the Plan’s qualification under Rule 16b-3. Only the Committee may select, and grant Awards to, Participants who are subject to Section 16 of the Exchange Act.
(e) Indemnification.To the maximum extent permitted by law, the Corporation shall indemnify each member of the Committee, the Board of Directors, and each person to which the Committee has delegated authority pursuant to Section 3(d), against all liabilities and expenses (including any amount paid in settlement or in satisfaction of a judgment) reasonably incurred by the individual in connection with any claims against the individual by reason of the performance of the individual’s duties under the Plan. This indemnity shall not apply, however, if: (i) it is determined in the action, lawsuit, or proceeding that the individual is guilty of gross negligence or intentional misconduct in the performance of those duties; or (ii) the individual fails to assist the Corporation in defending against any such claim. The Corporation shall have the right to select counsel and to control the prosecution or defense of the suit. The Corporation shall not be obligated to indemnify any individual for any amount incurred through any settlement or compromise of any action unless the Corporation consents in writing to the settlement or compromise.
SECTION 4. Eligibility and Award Limitations.
(a) Award Eligibility. Employees, Consultants and Outside Directors (to the extent set forth in Section 7(h)) shall be eligible for the grant of Awards under the Plan. Only Employees shall be eligible for the grant of Incentive Stock Options.
(b) Award Limitations. The following limits shall apply to the grant of any Award:
(i) Options and Stock Appreciation Rights. Subject to adjustment as provided in Section 12, no Participant shall be granted within any fiscal year of the Corporation one or more Options or Stock Appreciation Rights, which in the aggregate cover more than 1,000,000 Shares reserved for issuance under the Plan.
(ii) Restricted Stock and Restricted Stock Units. Subject to adjustment as provided in Section 12, no Participant shall be granted within any fiscal year of the Corporation one or more awards of Restricted Stock or Restricted Stock Units, which in the aggregate cover more than 1,000,000 Shares reserved for issuance under the Plan.
(iii) Performance Units and Performance Shares. Subject to adjustment as provided in Section 12, no Participant shall receive Performance Units or Performance Shares having a grant date value (assuming maximum payout) greater than ten million dollars ($10,000,000) or covering more than 1,000,000 Shares, whichever is greater. No Participant may be granted more than one award of Performance Units or Performance Shares for the same Performance Period.
SECTION 5. Stock Subject To The Plan.
(a) Shares Subject to the Plan. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 3,979,661 Shares (the “Initial Share Reserve”). The Shares may be authorized, but unissued, or reacquired Common Stock. Notwithstanding the foregoing and, subject to adjustment as provided in Section 12, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in this Section 5(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 5(b).
(b) Lapsed Awards. To the extent an Award expires, is surrendered pursuant to an Exchange Program or becomes unexercisable without having been exercised or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Corporation due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Notwithstanding the foregoing (and except with respect to Shares of Restricted Stock that are forfeited rather than vesting), Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Corporation or are forfeited to the Corporation, such Shares will become available for future grant under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.
SECTION 6. Terms And Conditions Of Stock Options.
(a) Power to Grant Options. Subject to the maximum per person share limitation in Section 4, the Committee may grant to such Employees or Consultants Options entitling the Optionee to purchase shares of Common Stock from the Corporation in such quantity, and on such terms and subject to such conditions not inconsistent with the terms of the Plan, as may be established by the Committee at the time of grant or pursuant to applicable resolution of the Committee, and as set forth in the Participant’s Option Award Agreement. Options granted under the Plan may be Nonstatutory Stock Options or Incentive Stock Options.
(b) Optionee to Have No Rights as a Stockholder. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder of the Corporation with respect to the shares of Common Stock made subject to an Option unless and until such Optionee exercises such Option and is issued the shares purchased thereby. No adjustments shall be made for distributions, dividends, allocations, or other rights with respect to any shares of Common Stock prior to the exercise of such Option.
(c) Award Agreements. The terms of any Option shall be set forth in an Award Agreement in such form as the Committee shall from time to time determine. Each Award Agreement shall comply with and be subject to the terms and conditions of the Plan and such other terms and conditions as the Committee may deem appropriate. In the event that any provision of an Option granted under the Plan shall conflict with any term in the Plan as constituted on the Date of Grant of such Option, the term in the Plan constituted on the Date of Grant of such Option shall control. No person shall have any rights under any Option granted under the Plan unless and until the Corporation and the Optionee have executed an Award Agreement setting forth the grant and the terms and conditions of the Option.
(d) Vesting. Unless a different vesting schedule is listed in an individual Award Agreement, the Shares subject to an Option granted under the Plan shall vest and become exercisable in accordance with the following schedule:
Completed Years of Employment/Service From Date of Grant	Cumulative Vesting Percentage
1	33%
2	66%
3 years or more	100%
(e) Exercise Price and Procedures.
(i) Exercise Price. The Exercise Price means the price per share at which an Optionee may exercise the Optionee’s Option to acquire all or a portion of the shares of Common Stock that are the subject of such Option. Notwithstanding the foregoing, in no event shall the Exercise Price of any Common Stock made the subject of an Option be less than the Fair Market Value of such Common Stock, determined as of the Date of Grant.
(ii) Exercise Procedures. Each Option granted under the Plan shall be exercised by providing written notice to the Committee, together with payment of the Exercise Price, which notice and payment must be received by the Committee on or before the earlier of (1) the date such Option expires, and (2) the last date on which such Option may be exercised as provided in paragraph (f) below.
(iii) Payment of Exercise Price. The Exercise Price times the number of the shares to be purchased upon exercise of an Option granted under the Plan shall be paid in full at the time of exercise. The Committee will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Committee will determine the acceptable form of consideration at the time of grant. To the extent permitted by Applicable Laws, such consideration for both types of Options may consist entirely of: (i) cash; (ii) check; (iii) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Corporation, as the Committee determines in its sole discretion; (iv) consideration received by the Corporation under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Corporation in connection with the Plan; (v) by net exercise; (vi) such other consideration and method of payment for the issuance of Shares; or (vii) any combination of the foregoing methods of payment.
(f) Effect of Termination of Service. Subject to paragraph (k) below regarding Special Rules for Incentive Stock Options, the following provisions shall govern the exercise of any Options granted to an Optionee that are vested and outstanding at the time Optionee’s Service ceases:
(i) Termination of Service for Reasons Other than Death, Disability or a Termination for Cause. Should Optionee’s Service with the Corporation or a Subsidiary cease for any reason other than death, Disability or a termination for Cause (as determined by the Committee), then each Option shall remain exercisable until the close of business on the earlier of (1) 3 months following the date Optionee’s Service ceased or (2) the expiration date of the Option.
(ii) Termination of Service Due to Death or Disability. Should Optionee’s Service cease due to death or Disability, then each Option shall remain exercisable until the close of business on the earlier of (1) the 12 month anniversary of the date Optionee’s Service ceased, or (2) the expiration date of the Option.
(iii) Termination for Cause. Should Optionee’s Service be terminated for Cause while the Optionee’s Option remains outstanding, each outstanding Option granted to Optionee (whether vested or unvested) shall terminate immediately and Optionee shall forfeit all rights with respect to such Award.
(g) Limited Transferability of Options. Unless otherwise permitted by the Code, by Rule 16b-3 of the Exchange Act and by applicable state securities laws, and approved in advance by the Committee, an Option shall be exercisable only by the Optionee or a Permitted Transferee during the Optionee’s lifetime and shall not be assignable or transferable other than to a Permitted Transferee or by will or by the laws of inheritance following Optionee’s death.
(h) Acceleration of Exercise Vesting. Notwithstanding anything to the contrary in the Plan, the Committee, in its discretion, may allow the exercise in whole or in part, at any time after the Date of Grant, any Option held by an Optionee, which Option has not previously become exercisable. In the event of a Change of Control of the Corporation, the Committee, in its discretion may provide that Options shall become 100% vested and exercisable on the date of the Change of Control. Options shall also become 100% vested in the event Optionee dies or becomes Disabled while providing Service to the Corporation or a Subsidiary.
(i) Modification, Extension, Cancellation and Regrant. Within the limitations of the Plan and after taking into account any possible adverse tax or accounting consequences, the Committee may modify or extend outstanding Options or may accept the cancellation of outstanding Options (whether granted by the Corporation or another issuer) in return for the grant of new Options for the same or a different number of shares and at the same or a different Exercise Price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair the Optionee’s rights or increase the Optionee’s obligations under such Option or cause a violation of Code Section 409A.
(j) Term of Option. No Option shall have a term in excess of ten (10) years measured from the date that the Option is granted.
(k) Special Rules For Incentive Stock Options (“ISOs”). In addition to the provisions of this Section 6, the terms specified below shall be applicable to all Incentive Stock Options granted under the Plan. Except as modified by the provisions of this paragraph (k), all of the provisions of the Plan shall be applicable to Incentive Stock Options. Options that are specifically designated as Nonstatutory Options are not subject to the terms of this paragraph (k).
(i) Eligibility. Incentive Options may only be granted to Employees.
(ii) Dollar Limitation. The aggregate Fair Market Value of the shares of Common stock (determined as of the Date of Grant) for which one or more Incentive Options granted to any Employee pursuant to the Plan may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed $100,000. To the extent that an Optionee’s Options exceed that limit, they will be treated as Nonstatutory Options (but all of the other provisions of the Option shall remain applicable), with the first Options that were awarded to Optionee to be treated as Incentive Stock Options.

(iii) Restrictions on Sale of Shares. Shares issued pursuant to the exercise of an Incentive Stock Option may not be sold by the Employee until the expiration of 12 months after exercise and 24 months from the Date of Grant. Shares that do not satisfy these restrictions shall be treated as a grant of Nonstatutory Options.
(iv) Special Rules for Incentive Stock Options Granted to 10% Stockholder.
a. Exercise Price. If any Employee to whom an Incentive Stock Option is granted is a 10% Stockholder, the Exercise Price of the Incentive Stock Option must be at least 110% of the Fair Market Value of the Corporation’s Common Stock.
b. Term of Option. If any Employee to whom an Incentive Stock Option is granted is a 10% Stockholder, then the Option term shall not exceed five years measured from the date the Incentive Stock Option is granted.
c. Definition of 10% Stockholder. For purposes of the Plan, an Employee is deemed to be a “10% Stockholder” if the Employee owns more than 10% of the Corporation or any Subsidiary.
(v) Special Rules for Exercise of Incentive Stock Options Following Termination of Employment.
a. Death or Disability. In order to preserve tax treatment as an Incentive Stock Option, Options granted to an Optionee who dies or becomes Disabled while employed must be exercised by the Optionee or the Optionee’s executor or beneficiary no later than (i) 12 months following the date of death or Disability, or (ii) the expiration date of the Incentive Stock Option, if earlier.
b. Termination For Reason Other Than Death or Disability. In order to preserve tax treatment as an Incentive Stock Option, an Optionee must exercise any vested and outstanding Incentive Stock Options no later than: (i) three (3) months following the date the Optionee terminates employment for any reason other than death or Disability; or (ii) the expiration date of the Incentive Stock Option if earlier.
(vi) Miscellaneous. With respect to Incentive Stock Options, if this Plan does not contain any provision required to be included herein under Section 422 of the Code, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein. To the extent any Option that is intended to qualify as an Incentive Stock Option cannot so qualify, such Option, to that extent, shall be deemed to be a Nonstatutory Stock Option for all purposes of this Plan.
(l) Shareholder Rights. Until the Shares covered by an Option are issued (as evidenced by the appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Corporation will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 of the Plan.
SECTION 7. Restricted Stock.
(a) Grant of Restricted Stock. The Committee may cause the Corporation to issue shares of Restricted Stock under the Plan to Employees or Consultants, subject to such restrictions, conditions and other terms as the Committee may determine in addition to those set forth herein, and shall cause the Corporation to issue shares of Restricted Stock under the Plan to Outside Directors as provided in Section 7(h) below, subject to such restrictions, conditions and other terms set forth herein, in any award agreement and in Section 7(h) below.
(b) Establishment of Performance Criteria and Restrictions. Restricted Stock Awards to Employees and Consultants will be subject to time vesting under paragraph (f) of this Section 7. The Committee may, in its sole discretion, at the time a grant is made, prescribe restrictions in addition to or other than time vesting, including the satisfaction of corporate or individual performance objectives, which shall be applicable to all or any portion of the Restricted Stock. Corporate or individual performance criteria include, but are not limited to, designated levels or changes in total shareholder return, net income, total asset return, improved regulatory ratings or such other financial measures or performance criteria as the Committee may select. Such restrictions shall be set forth in the Participant’s Restricted Stock Agreement.
(c) Share Certificates and Transfer Restrictions. Restricted Stock awarded to a Participant may be held under the Participant’s name in a book entry account maintained by or on behalf of the Corporation. Upon vesting of the Restricted Stock, the Corporation will establish procedures regarding the delivery of share certificates or the transfer of shares in book entry form. None of the Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to the date on which such Restricted Stock vests in accordance with the Plan, except, as permitted by applicable law, to a Permitted Transferee.
(d) Voting and Dividend Rights. Except as otherwise determined by the Committee either at the time Restricted Stock is awarded or at any time thereafter prior to the lapse of the restrictions, holders of Restricted Stock shall not have the right to vote such shares or the right to receive any dividends with respect to such shares, until such shares are vested. All distributions, if any, received by the Participant with respect to Restricted Stock as a result of any stock split, stock distributions, combination of shares, or other similar transaction shall be subject to the restrictions of the Plan.
(e) Award Agreements. The terms of the Restricted Stock granted under the Plan shall be as set forth in an Award Agreement in such form as the Committee shall from time to time determine. Each Award Agreement shall comply with and be subject to the terms and conditions of the Plan and such other terms and conditions as the Committee may deem appropriate. No Person shall have any rights under the Plan unless and until the Corporation and the Participant have executed an Award Agreement setting forth the grant and the terms and conditions of the Restricted Stock. The terms of the Plan shall govern all Restricted Stock granted under the Plan. In the event that any provision of an Award Agreement shall conflict with any term in the Plan as constituted on the Date of Grant, the term in the Plan shall control.
(f) Time Vesting. Except as otherwise provided in a Participant’s Award Agreement or as provided in Section 7(h) below, the Restricted Stock granted under the Plan will vest in accordance with the following schedule:
Completed Years of Employment/Service From Date of Grant	Cumulative Vesting Percentage
1	33%
2	66%
3 years or more	100%
In the event a Participant terminates Service prior to 100% vesting, any Shares of Restricted Stock which are not vested shall be forfeited immediately and permanently. However, a Participant shall be 100% vested in the Participant’s Restricted Stock in the event the Participant terminates Service by reason of death or Disability. A Participant shall also be 100% vested in the Participant’s Restricted Stock on the date of a Change of Control. If a Participant’s Service is terminated for Cause as determined in the sole discretion of the Committee, the portion of his or her Restricted Stock Award which is unvested at the time of such termination shall be forfeited immediately. The Committee may approve Restricted Stock grants that provide alternate vesting schedules. Fractional shares shall be rounded down.
(g) Acceleration of Vesting. Notwithstanding anything to the contrary in the Plan, the Committee, in its discretion, may accelerate, in whole or in part, the vesting schedule applicable to a grant of Restricted Stock.
(h) Outside Directors. Subject to the terms and provisions of the Plan, each Outside Director shall receive a grant of 7,500 Shares of Restricted Stock on January 1, 2021 and on January 1 of each year thereafter, subject to such Outside Director’s continued Service on such date. Notwithstanding any provision of the Plan to the contrary, including, and without limitation, Section 7(f) of the Plan, the Restricted Stock granted to Outside Directors shall be vested as to 33% of Shares on the first January 1 next following the Date of Grant, as to 66% of Shares on the second January 1 next following the Date of Grant, and as to 100% of Shares on the third January 1 next following the Date of Grant. In the event an Outside Director terminates Service prior to 100% vesting, any Shares of Restricted Stock which are not vested shall be forfeited immediately and permanently. However, an Outside Director shall be 100% vested in the Outside Director’s Restricted Stock in the event the Outside Director terminates Service by reason of death or Disability. An Outside Director shall also be 100% vested in the Outside Director’s Restricted Stock on the date of a Change of Control. Fractional shares shall be rounded down. For purposes of clarity, Outside Directors may not receive any other form of Award described in this Plan, other than grants of Shares of Restricted Stock as provided in this Section 7(h).
SECTION 8. Restricted Stock Units
(a) Grant. Restricted Stock Units may be granted to Employees and Consultants at any time and from time to time as determined by the Committee. After the Committee determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions (if any) related to the grant, including the number of Restricted Stock Units.
(b) Vesting Criteria and Other Terms. The Committee will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Committee may set vesting criteria based upon the achievement of Corporation-wide, business unit, or individual goals (including, but not limited to, continued Service), or any other basis (including the passage of time) determined by the Committee in its discretion. Unless a different vesting schedule is set forth in the Award Agreement, the following time vesting schedule will apply:
Completed Years of Employment/Service From Date of Grant	Cumulative Vesting Percentage
1	33%
2	66%
3 years or more	100%
(c) Earning of Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Committee. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Committee, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout as long as such reduction or waiver does not violate Code Section 409A.
(d) Dividend Equivalents. The Committee may, in its sole discretion, award dividend equivalents in connection with the grant of Restricted Stock Units that may be settled in cash, in Shares of equivalent value, or in some combination thereof.
(e) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made upon the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.
(f) Cancellation.
On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Corporation.
SECTION 9. Stock Appreciation Rights.
(a) Grant An Employee or Consultant may be granted one or more Stock Appreciation Rights under the Plan and such SARs shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion. A SAR may relate to a particular Stock Option and may be granted simultaneously with or subsequent to the Stock Option to which it relates. Except to the extent otherwise modified in the grant, (i) SARs not related to a Stock Option shall be granted subject to the same terms and conditions applicable to Stock Options as set forth in Section 6, and (ii) all SARs related to Stock Options granted under the Plan shall be granted subject to the same restrictions and conditions and shall have the same vesting, exercisability, forfeiture and termination provisions as the Stock Options to which they relate. SARs may be subject to additional restrictions and conditions. The per-share base price for exercise or settlement of SARs shall be determined by the Committee, but shall be a price that is equal to or greater than the Fair Market Value of such shares. Other than as adjusted pursuant to Section 12, the base price of SARs may not be reduced without shareholder approval (including canceling previously awarded SARs and regranting them with a lower base price).
(b) Exercise and Payment. To the extent a SAR relates to a Stock Option, the SAR may be exercised only when the related Stock Option could be exercised and only when the Fair Market Value of the shares subject to the Stock Option exceed the exercise price of the Stock Option. When a Participant exercises such SARs, the Stock Options related to such SARs shall automatically be cancelled with respect to an equal number of underlying shares. Unless the Committee decides otherwise (in its sole discretion), SARs shall only be paid in cash or in shares of Common Stock. For purposes of determining the number of shares available under the Plan, each Stock Appreciation Right shall count as one share of Common Stock, without regard to the number of shares, if any, that are issued upon the exercise of the Stock Appreciation Right and upon such payment. Shares issuable in connection with a SAR are subject to the transfer restrictions under the Plan.

SECTION 10. Performance Units and Performance Shares.
(a) Grant of Performance Units/Shares. Subject to the terms of the Plan, Performance Units and Performance Shares may be granted to eligible Employees or Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.
(b) Value of Performance Units/Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of the grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Date of Grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares that will be paid out to the Participants. The time period during which the performance goals must be met shall be called a “Performance Period.”
(c) Performance Objectives and Other Terms. The Committee will set Performance Goals or other vesting provisions (including, without limitation, continued status as an Employee or Consultant) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to an Employee or Consultant. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, will determine. The Committee may set performance objectives based upon the achievement of Corporation-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.
(d) Measurement of Performance Goals. Performance Goals shall be established by the Committee on the basis of targets to be attained (“Performance Targets”) with respect to one or more measures of business or financial performance (each, a “Performance Measure”), subject to the following:
(i) Performance Measures. For each Performance Period, the Committee shall establish and set forth in writing the Performance Measures, if any, and any particulars, components and adjustments relating thereto, applicable to each Participant. The Performance Measures, if any, will be objectively measurable and will be based upon the achievement of a specified percentage or level in one or more objectively defined and non-discretionary factors preestablished by the Committee. Performance Measures may be one or more of the following, as determined by the Committee: (i) revenue; (ii) income or earnings, including operating income; (iii) net income; (iv) pre-tax income or after-tax income; (v) earnings growth; (vi) earnings per share; (vii) stock price (including growth measures and total shareholder return); (viii) cost targets, reductions and savings and expense management; (ix) return on assets (gross or net), return on investment, return on equity, return on tangible common equity, or return on shareholder equity; (x) improvement of financial ratings; (xi) internal rate of return; (xii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xiii) pre-tax profit or after-tax profit; (xiv) EBIT, EBITA and EBITDA, within the meaning of generally accepted accounting principles; (xv) gross profit; (xvi) cash generation; (xvii) asset quality; (xviii) efficiency ratio or market-spending efficiency; (xix) core non-interest income; (xx) change in working capital; (xxi) return on capital; (xxii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, or objective customer satisfaction goals; (xxiii) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (xxiv) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, headcount, performance management, completion of critical staff training initiatives; (xxv) regulatory capital ratios, and (xxvi) key regulatory objectives.
(ii) Committee Discretion on Performance Measures. As determined in the discretion of the Committee, the Performance Measures for any Performance Period may (a) differ from Participant to Participant and from Award to Award, (b) be based on the performance of the Corporation as a whole or the performance of a specific Participant or one or more Subsidiaries, divisions, departments, regions, segments, products, functions or business units of the Corporation, (c) be measured on a per share, per capita, per employee, per branch basis, and/or other objective basis, (d) be measured on a pre-tax or after-tax basis, and (e) be measured on an absolute basis or in relative terms (including, but not limited to, the passage of time and/or against other companies, financial metrics and/or an index). Without limiting the foregoing, the Committee shall adjust any performance criteria, Performance Measures or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Corporation, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.
(e) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive a payout of the number of Performance Unit/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved. Notwithstanding the preceding sentence, after the grant of a Performance Unit/Share, and subject to restrictions under Applicable Laws such as Code Section 409A, the Committee, in its sole discretion, may waive the achievement of any performance goals for such Performance Unit/Share.
(f) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares shall be made in a single lump sum, within 90 calendar days following the close of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate fair market value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in combination thereof. Prior to the beginning of each Performance Period, Participants may, if so permitted by the Corporation, elect to defer the receipt of any Performance Unit/Share payout upon such terms as the Committee shall determine.
(g) Cancellation of Performance Units/Shares. Subject to the applicable Award Agreement, upon the earlier of (a) the Participant’s termination of Service, or (b) the date set forth in the Award Agreement, all remaining Performance Units/Shares shall be forfeited by the Participant to the Corporation, the Shares subject thereto shall again be available for grant under the Plan.
(h) Non-transferability. Performance Units/Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, as permitted by Applicable Law, to a Permitted Transferee. Further a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant, the Participant’s legal representative or a Permitted Transferee.
SECTION 11. Tax Withholding.
The Corporation or the applicable Subsidiary shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any amount of taxes required by law to be withheld in respect of Awards under this Plan as may be necessary in the opinion of the Corporation or applicable Subsidiary to satisfy all tax withholding required by law to be withheld or paid by the Corporation or Subsidiary with respect to any amount payable. In the case of payments of Awards in the form of Common Stock, at the Committee’s discretion, the Participant shall be required to either pay to the Corporation or applicable Subsidiary the amount of any taxes required to be withheld with respect to such Common Stock or, in lieu thereof, the Corporation or applicable Subsidiary shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Common Stock whose Fair Market Value equals such amount required to be withheld, all subject to Applicable Law. The amount of any such withholding shall be determined by the Corporation or applicable Subsidiary.
SECTION 12. Adjustment of Shares.
(a) General. Should any change be made to the Common Stock by reason of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, the Committee shall make appropriate adjustments to (i) the maximum number and/or class of securities issuable pursuant to the Plan, (ii) the number and/or class of securities and the Exercise Price per share in effect for each outstanding Option in order to prevent the dilution or enlargement of benefits, (iii) the number of shares of Restricted Stock granted; or (iv) the number of Performance Shares awarded, if applicable. As a condition to the exercise of an Award, the Corporation may require the person exercising such Option to make such representations and warranties at the time of any such exercise as the Corporation may at that time determine, including without limitation, representations and warranties that (i) the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares in violation of applicable federal or state securities laws, and (ii) such person is knowledgeable and experienced in financial and business matters and is capable of evaluating the merits and the risks associated with purchasing the Shares.

The inability of the Corporation to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Corporation’s counsel to be necessary to the lawful issuance and sale of any Shares under this Plan, shall relieve the Corporation of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
(b) Mergers and Consolidations. In the event that the Corporation is a party to a Change of Control, outstanding Awards shall be subject to the agreement of merger or consolidation or asset sale. Such agreement, without the Participant’s consent, may provide for:
(i) The continuation of such outstanding Awards by the Corporation (if the Corporation is the surviving Corporation);
(ii) The assumption of the Plan and such outstanding Awards by the surviving Corporation;
(iii) The substitution by the surviving Corporation of options with substantially the same terms for such outstanding Awards;
(iv) Such other action as the Board of Directors determines.
Each Option that is assumed or otherwise continued in effect in connection with a Change of Control shall be appropriately adjusted, immediately after such Change of Control, to apply to the number and class of securities which would have been issuable to the Optionee in connection with the consummation of such Change of Control, had the Option been exercised immediately prior to such Change of Control.
(c) Reservation of Rights. Except as provided in this Section 12, a Participant shall have no Shareholder rights by reason of (i) any subdivision or consolidation of shares of stock of any class, or (ii) any other increase or decrease in the number of shares of stock of any class. Any issuance by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.
SECTION 13. Miscellaneous.
(a) Regulatory Approvals. The implementation of the Plan, the granting of any Options, Restricted Stock or Performance Unit/Performance Share Awards under the Plan, and the issuance of any shares of Common Stock upon the exercise of any Option, lapse of restrictions on Restricted Stock, or payout of Performance Share Award shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities, if any, including applicable securities laws and applicable banking laws having jurisdiction over the Plan, the Options or Restricted Stock granted, and the shares of Common Stock issued pursuant to it.
(b) Strict Construction. No rule of strict construction shall be implied against the Committee, the Corporation or Subsidiary or any other person in the interpretation of any of the terms of the Plan, any Award granted under the Plan or any rule or procedure established by the Committee.
(c) Choice of Law. All determinations made and actions taken pursuant to the Plan shall be governed by the internal laws of the State of Michigan and construed in accordance therewith.
(d) Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A (or an exemption therefrom) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Committee. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A (or an exemption therefrom), such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A. In no event will the Corporation or a Subsidiary be responsible for or reimburse a Participant for any taxes or other penalties incurred as a result of applicable of Code Section 409A.

(e) Date of Grant. The Date of Grant of an Award will be, for all purposes, the date on which the Committee makes the determination granting such Award, or such other later date as is determined by the Committee. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
(f) Conditions Upon Issuance of Shares.
(i) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Corporation with respect to such compliance.
(ii) Investment Representations. As a condition to the exercise of an Award, the Corporation may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Corporation, such a representation is required.
(g) Stockholder Approval. The Plan will be subject to approval by the stockholders of the Corporation within twelve (12) months after the date the Plan is adopted by the Board of Directors. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
(h) Recoupment of Awards. All Awards granted under this Plan shall be subject to the terms and conditions, if applicable, of any recoupment policy adopted by the Corporation from time to time or any recoupment requirement imposed under applicable laws, rules or regulations, including but not limited to the Sterling Bancorp, Inc. Clawback Policy.
SECTION 14. No Employment or Service Retention Rights.
Nothing in the Plan or in any Award granted under the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.
SECTION 15. Duration and Amendments.
(a) Term of the Plan. The Plan, as set forth herein, shall become effective on the date of its adoption by the Board of Directors, subject to the approval of the Corporation’s stockholders as provided herein. In the event that the stockholders fail to approve the Plan as provided herein, any grants of Awards that have already occurred shall be rescinded, and no additional grants or awards shall be made thereafter under the Plan. The Plan shall terminate automatically ten (10) years after its adoption and may be terminated earlier at any date by the Board of Directors pursuant to paragraph (b) below.
(b) Right to Amend or Terminate the Plan. The Committee may amend, suspend or terminate the Plan at any time and for any reason; provided, however, that certain amendments, including amendments that increase the number of Shares of Common Stock available for issuance under the Plan (except as provided in Section 12) or change the class of persons who are eligible for the grant of ISOs, shall be subject to the approval of the Corporation’s stockholders. The Corporation will obtain stockholder approval of any Plan amendment to the extent required to comply with Applicable Laws.
(c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant with respect to Awards granted prior to such amendment, alteration, suspension or termination, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Corporation. No Shares of Common Stock shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Option granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not affect any shares of Restricted Stock or Performance Shares previously issued or any Option previously granted under the Plan.
SECTION 16. Savings Clause
This Plan is intended to comply in all respects with Applicable Law and regulations. In case any one or more provisions of this Plan shall be held invalid, illegal, or unenforceable in any respect under Applicable Law and regulation, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal, or unenforceable provision shall be deemed null and void; however, to the extent permitted by law, any provision that could be deemed null and void shall first be construed, interpreted, or revised retroactively to permit this Plan to be construed in compliance with all Applicable Law so as to foster the intent of this Plan. The grant and settlement of Awards shall be conditioned upon and subject to compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. 1828(k), and the rules and regulations promulgated thereunder, to the extent applicable.
SECTION 17. Execution.
To record the adoption of the Plan by the Board of Directors, the Corporation has caused its authorized officer to execute the same.
STERLING BANCORP, INC.

By:
Title:
Date:

TABLE OF CONTENTS

Sterling Bancorp, Inc.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on December 3, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SBT2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on December 3, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D25564-P45473

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STERLING BANCORP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Steven Gallotta
02) Denny Kim
03) Sandra Seligman
04) Thomas M. O'Brien

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of the appointment of Crowe LLP as the independent registered public accounting firm.	☐	☐	☐
3. Approval of the Sterling Bancorp, Inc. 2020 Omnibus Equity Incentive Plan.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

TABLE OF CONTENTS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

D25565-P45473

STERLING BANCORP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
DECEMBER 4, 2020

The shareholder(s) hereby appoint(s) Andrew White and Colleen Kimmel, or either of them, with full power of substitution, as proxies, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Sterling Bancorp, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 p.m., Eastern Time on Friday, December 4, 2020, to be held online at www.virtualshareholdermeeting.com/SBT2020, and any adjournment or postponement thereof. The shareholder(s) revoke any proxy previously given to vote at such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE